Exhibit 10.1

EXECUTION VERSION

$300,000,000

CREDIT AGREEMENT

dated as of May 2, 2012

among

STOCKBRIDGE/SBE HOLDINGS, LLC,

as Borrower,

STOCKBRIDGE/SBE INVESTMENT COMPANY, LLC,

as Holdings,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

as Guarantors,

THE LENDERS PARTY HERETO

and

J.P. MORGAN SECURITIES LLC,

as Lead Arranger, Syndication Agent and Sole Bookrunning Manager,

and

KEYCORP REAL ESTATE CAPITAL MARKETS, INC.,

as Administrative Agent and Collateral Agent,

and

UNION GAMING ADVISORS, LLC,

as Documentation Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

-i-

-ii-

-iii-

-iv-

SCHEDULES
Schedule 1.01(b)	—	Environmental Reports
Schedule 1.01(c)	—	Guarantors
Schedule 1.01(d)	—	Mortgaged Property
Schedule 3.03	—	Consents; Authorizations; Filings; Notices
Schedule 3.04(b)	—	Material Liabilities
Schedule 3.05(b)(i)	—	Real Property
Schedule 3.05(b)(iv)	—	Assessments
Schedule 3.05(b)(vii)	—	Options to Purchase; Rights of First Refusal; Restrictions on Transfer
Schedule 3.05(e)	—	Project Property
Schedule 3.06(b)	—	Trademarks
Schedule 3.06(c)	—	Patents
Schedule 3.06(d)	—	Copyrights
Schedule 3.06(e)	—	Licenses
Schedule 3.07(a)	—	Subsidiaries; Equity Interests
Schedule 3.07(c)	—	Organizational Chart
Schedule 3.08	—	Litigation
Schedule 3.09	—	Material Agreements
Schedule 3.18	—	Environmental Matters
Schedule 3.19(a)	—	UCC Filing Offices
Schedule 3.19(c)	—	Mortgage Filing Offices
Schedule 3.19(d)	—	Intellectual Property Filing Offices
Schedule 5.04(a)	—	Insurance Policies and Programs
Schedule 6.01(c)	—	Existing Indebtedness
Schedule 6.02(f)	—	Existing Liens
Schedule 6.08(i)	—	Affiliate Agreements
EXHIBITS
Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of SLS Las Vegas Mortgage
Exhibit C	—	Form of Assignment and Assumption
Exhibit D	—	Form of Borrowing Request
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Escrow and Security Agreement
Exhibit G	—	Form of Disbursement Agreement
Exhibit H	—	Form of Pledge Agreement
Exhibit I	—	Form of In-Balance Test Certificate
Exhibit J	—	Form of Intercompany Note
Exhibit K	—	Form of Intercreditor Agreement
Exhibit L	—	Form of Interest Election Request
Exhibit M	—	Form of Note
Exhibit N	—	Form of Perfection Certificate
Exhibit O	—	Form of Security Agreement
Exhibit P	—	Form of Tax Compliance Certificate
Exhibit Q	—	Form of Solvency Certificate
Exhibit S	—	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit T	—	Form of Subordination Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of May 2, 2012 among STOCKBRIDGE/SBE HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), STOCKBRIDGE/SBE INVESTMENT COMPANY, LLC, a Delaware limited liability company (“Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, J.P. MORGAN SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), syndication agent (in such capacity, “Syndication Agent”) and sole bookrunning manager (in such capacity, “Bookrunner”), KEYCORP REAL ESTATE CAPITAL MARKETS, INC., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and UNION GAMING ADVISORS, LLC, as documentation agent (in such capacity, “Documentation Agent”).

W I T N E S E T H:

WHEREAS, the Borrower and the other Loan Parties are renovating and propose to own and operate the Project;

WHEREAS, Borrower has requested the Lenders to extend credit in the form of Tranche B Loans on the Closing Date, in an aggregate principal amount not in excess of $300,000,000;

WHEREAS, concurrently with the initial funding under this Agreement on the Closing Date, the Borrower will enter into the Escrow and Security Agreement with the Administrative Agent and the Escrow Agent, pursuant to which (i) the Lenders will deposit with the Escrow Agent into the Escrow Account the proceeds of the Loans made on the Closing Date and (ii) the Borrower will deposit with the Escrow Agent into the Escrow Account certain additional amounts necessary to pay accrued and unpaid interest on the Loans to, but excluding, the date that is six months from the Closing Date;

WHEREAS, upon the meeting of the Escrow Release Conditions, the funds in the Escrow Account will be released in accordance with the terms of the Escrow and Security Agreement; and

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12;

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Account Control Agreement” shall have the meaning ascribed to such term in the Disbursement Agreement.

“ADA Laws” shall mean the Americans with Disabilities Act of 1990, as amended and supplemented from time to time, and any state or local laws covering similar issues.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the higher of (i) (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (ii) 2.00%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.08, the term “Affiliate” shall also include any person that directly or indirectly owns more than 15% of any class of Equity Interests having ordinary voting power for the election of directors (or persons performing similar functions) of the person specified.

“Affiliate Documents” shall mean (i) the Hotel Management Agreement, (ii) the DMA, and (iii) the Brand License Agreement.

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Documentation Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Airspace Lease” shall have the meaning assigned to such term in the SLS Las Vegas Mortgage.

“Airspace Lessor” shall mean Clark County, Nevada, a political subdivision of the State of Nevada (as assignee of the State of Nevada, acting by and through its Department of Transportation), in its capacity as lessor under the Airspace Lease.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the highest of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.

“Applicable Margin” shall mean, in the case of Tranche B Loans, a percentage per annum equal to 11.00%, in the case of Eurodollar Loans, and 10.00%, in the case of ABR Loans.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Architectural Services Agreement” shall have the meaning assigned to such term in the Disbursement Agreement.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding (i) any of the foregoing for an aggregate consideration of less than $200,000 with respect to any transaction or series of related transactions, (ii) sales or dispositions of inventory, in the ordinary course of business, (iii) assignments and dispositions of cash and cash equivalents and (iv) issuances or sales of Equity Interests described in the following clause (b) and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, to any person other than (i) Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, (i) to the extent accounted for as a capitalized lease, the amount of the associated Capital Lease Obligations and (ii) to the extent not accounted for as a capitalized lease, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Available Funds” shall have the meaning ascribed to such term in the Disbursement Agreement.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the Administrative Agent’s prime rate from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the sole member, the sole manager or the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Bookrunner” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.

“Brand License Agreement” shall mean that certain Non-Exclusive SLS Brand License Agreement dated as of April 1, 2011 between the Borrower and SBE Hotel Licensing, LLC, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditure” shall mean with respect to any Person for any period, without duplication, the aggregate amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Restricted Subsidiaries in accordance with GAAP, but excluding (i) amounts for replacements, substitutions, restorations, acquisitions or repairs of fixed assets, capital assets or equipment in each case to the extent made with insurance or condemnation proceeds resulting from a Casualty Event or with proceeds of an Asset Sale, (ii) the purchase price of property acquired in ordinary course trade-ins to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that constitute any part of consolidated lease expense or arise out of a sale leaseback transaction permitted hereunder, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Restricted Subsidiary in cash or cash equivalents, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has liability, (v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (vi) expenditures that constitute (x) acquisitions permitted under Section 6.04, including additions to plant, property or equipment acquired as part of a purchase of an ongoing business pursuant to such acquisition or transaction expenses constituting transition capital expenditures in connection with such acquisition or (y) other Investments permitted under Section 6.04 constituting an acquisition of a Person, business unit or division or substantially all of a Person’s assets, (vii) expenditures financed with the Net Cash Proceeds of Indebtedness permitted to be incurred under

Section 6.01(e), (viii) expenditures financed with net cash proceeds received by Borrower from a contribution to its common equity capital or the issuance of its Equity Interests (other than Disqualified Capital Stock) (and identified at the time of such contribution or issuance as being for the purpose of expenditures referred to above) and (ix) interest or labor costs capitalized in accordance with GAAP during such period or reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Subsidiaries. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand or Cash Account.

“Cash Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 18 months from the date of acquisition by such person; (b) securities issued by corporations chartered by the United States government that have borrowing capacity at the United States Treasury or have United States Treasury funds to support payment having maturities of not more than one year from the date of acquisition by such person; (c) time deposits and certificates of deposit of any Lender (determined at the time of acquisition or deposit) or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher (determined at the time of acquisition or deposit) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank meeting the qualifications specified in clause (c) above (determined at the time of acquisition), which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper and variable or fixed rate notes issued by an Approved Fund (or by the parent company thereof) (determined at the time of acquisition) or any person incorporated in the United States , in each case rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc. (determined at the time of acquisition), and in each case maturing not more than one year after the date of acquisition by such person; (f) marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service Inc. (determined at the time of acquisition) and maturities not more than 18 months from the date of acquisition by such person; (g) investments in investment funds, money market funds or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above; (h) investments in money market funds governed by Rule 2(a)(7) of the Investment Company Act of 1940, as amended, rated AAA- (or the equivalent thereof) or better by Standard & Poor’s Rating Group or Aaa3 (or the equivalent thereof) or better by Moody’s Investors Service Inc. at the time of issuance and (i) demand deposit accounts maintained in the ordinary course of business.

“Cash Management Account” shall have the meaning ascribed to such term in the Disbursement Agreement.

“Casino License” shall mean any and all licenses, approvals, consents, permits, findings of suitability, registrations, waivers and authorizations under the Gaming Laws required by any Gaming Authority and necessary for the ownership (directly or indirectly) of the Project or the Companies or for the operation of gaming at the Project.

“Casualty Event” shall mean any involuntary loss of title, damage to or any destruction of, or any condemnation or other Taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to Events of Eminent Domain.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

“Change in Control” shall mean the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower and its Subsidiaries taken as a whole to any person (including any “person,” as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Borrower;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 30% of the Voting Stock of Borrower or any parent company of the Borrower, measured by voting power rather than number of shares or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor becomes a beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the non-voting interests of Borrower or any parent company of the Borrower and as a result thereof the Stockbridge Fund Entities and the SBE Entities (and Permitted Investors), collectively, cease to be the beneficial owners (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of at least 50.1% of the non-voting interests of Borrower or any parent company of the Borrower; or

(4) after an initial public offering of Borrower or any parent company of the Borrower (in either case, the “public company”), the first day on which a majority of the members of the public company Board of Directors are not Continuing Directors.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority, (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Basel Committee on Banking Regulations and Supervision pursuant to Basel III, and, in each case, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Closing Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all of the “Collateral” referred to in the Security Documents (other than the Mortgages), the “Trust Property” referred to in the Mortgages and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to Liens in favor of the Collateral Agent, for the benefit of the Secured Parties pursuant to the Security Documents in order to secure the Secured Obligations.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Assignments” shall mean the consents to assignment of the Architectural Services Agreement, the General Construction Agreement, the DMA and the Brand License Agreement.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Companies” shall mean Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Competitor” shall mean a person or Affiliate of any person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Loan Party) that owns or controls, directly or indirectly, any Equity Interests in, or operates, or has entered into any agreement to own or control, directly or indirectly, any Equity Interests in, or to operate, a casino or other gaming establishment or hotel within a fifty (50) mile radius of the Project; provided, that the foregoing shall not cause (x) a person that holds a passive investment constituting, directly or indirectly, less than 15% of the Equity Interests of any entity owning or operating such casino, gaming establishment or hotel to be a Competitor or (y) any person to be deemed a Competitor unless the Borrower has provided notice to the Administrative Agent that such gaming establishment or hotel is a Competitor.

“Completion Guarantee” shall mean (x) that certain Completion Guarantee dated as of the date hereof among Stockbridge Real Estate Fund III-A, L.P. and Stockbridge Real Estate Fund III-C, L.P. in favor of KeyCorp Real Estate Capital Markets, Inc., as Administrative Agent and Collateral Agent for the Lenders, in the amount not to exceed $45 million and (y) that certain Completion Guarantee dated as of the date hereof by SBE Entertainment Group, LLC in favor of KeyCorp Real Estate Capital Markets, Inc., as Administrative Agent and Collateral Agent for the Lenders, in the amount not to exceed $5 million.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit E.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated March, 2012.

“Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income of Borrower and its Restricted Subsidiaries for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) income tax expense (and other taxes based on profits or capital) paid or payable or distributed or distributable by such Person with respect to such period (whether or not paid during such period), (b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions and discounts, premiums and other fees, expenses and charges associated with Indebtedness, including underwriting, arrangement and commitment fees and letter of credit fees and prepayment or redemption premiums, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) any extraordinary, non-recurring or unusual charges, expenses or losses (including any unusual or non-recurring operating expenses attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, restructuring charges, accruals and reserves, signing costs, retention or completion bonuses, transition costs and costs related to curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), (f) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business, (g) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income, pre-opening expenses in an amount not to exceed $20,000,000 related to the initial opening of the Project to the extent incurred during such period, (h) Non-Cash Charges, (i) expenses relating to actual or contemplated asset sales, acquisitions, investments, incurrences of debt and issuances of equity and (j) expenses relating to the accrual of obligations for casino reward programs, net of any cash payments made in respect thereof, minus, to the extent included in the calculation of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Expense), (ii) any extraordinary, non-recurring or unusual income or gains (and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business (but in any event excluding proceeds of business interruption insurance, which shall not be deducted in calculating Consolidated Adjusted EBITDA)) and (iii) other non-cash items increasing such Consolidated Net Income for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), all as determined on a consolidated basis, plus, to the extent not included in determining such Consolidated Net Income for such period, (i) any distributions, dividends or other payments whether constituting fees or otherwise received from any Unrestricted Subsidiary or any joint venture solely to the extent not constituting a return of investment and (ii) for purposes of determining compliance with the Financial Performance Covenants only (solely for the purposes of Section 6.09), Equity Contributions made pursuant to Section 8.04 to cure failure to comply with any Financial Performance Covenant for a fiscal quarter in such period; provided that, for purposes of calculating Consolidated Adjusted EBITDA for any period, (x) the Consolidated Adjusted EBITDA of any Person or line of business sold or otherwise disposed of by the Loan Parties during such period shall be excluded for such period (as if the consummation of such sale or other disposition and the repayment or assumption by the buyer of any Indebtedness in connection therewith occurred as of the first day of such period) and (y) the Consolidated Adjusted EBITDA of any Person (other than any Unrestricted Subsidiary) or attributable to any line of business acquired by the Loan Parties during such period shall be included for such period (as if the consummation of such acquisition had occurred as of the first day of such period).

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Restricted Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated First Lien Leverage Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated Indebtedness that is secured on a pari passu or senior priority basis to the Loans on such date, as determined in accordance with GAAP to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate outstanding principal amount of all Indebtedness of Borrower and its Restricted Subsidiaries constituting obligations for borrowed money and Capital Lease Obligations, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period ending after the Initial Calculation Date, the ratio of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period to the extent such Consolidated Interest Expense has been paid in cash or is required to be paid in cash (and is not capitalized, paid in kind or accreted or amortized) minus (i) interest income of Borrower and its Restricted Subsidiaries for such period, (ii) amortization of deferred financing costs, debt issuance costs, commissions, discounts, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting), (iii) the accretion or accrual of discounted liabilities during such period, (iv) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Financial Accounting Standings Codification No. 815-Derivatives and Hedging, (v) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (vi) debt discount or premium and financing fees and expenses, including underwriting and arrangement fees and prepayment or redemption premiums and (vii) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations (provided that if any person or line of business is sold or otherwise disposed of in such period and, in connection therewith, any Indebtedness is repaid or assumed by the purchaser thereof, then Consolidated Interest Expense for such period (for purposes of calculating this ratio) shall be determined as if such Indebtedness had been repaid on the first day of such period).

“Consolidated Interest Expense” shall mean, for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of Borrower and its Restricted Subsidiaries for such period, with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by Borrower and its Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net of amounts payable to the Borrower and its Restricted Subsidiaries under Hedging Agreements in respect of interest rates, to the extent such net costs or net amounts received are allocable to such period in accordance with GAAP).

“Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of Borrower and its Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries (except to the extent such Person was a Subsidiary prior to such merger or consolidation), (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower that is not an Unrestricted Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Financing Agreement) or Requirement of Law applicable to such Subsidiary, and (d) the cumulative effect of a change in accounting principles.

“Construction Consultant” shall mean Fulcrum LLC or such other construction consultant of recognized national standing appointed by the Administrative Agent with, unless at the time of such appointment there exists an Event of Default, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed).

“Construction Contracts” means all contracts, agreements, warranties and representations relating to or governing the construction of any component of the Project, as amended, modified or supplemented from time to time.

“Construction Disbursement Account” shall have the meaning assigned to such term in the Disbursement Agreement.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Directors” shall mean the directors (or equivalent Persons) of Borrower on the date of an initial public offering of the Borrower or any parent company of the Borrower and each other director (or equivalent Person), if, in each case, such other director’s (or equivalent Person’s) nomination for election to the board of directors (or equivalent governing body) of Borrower is recommended by a majority of the then Continuing Directors or such other director (or equivalent Person) receives the vote, directly or indirectly, of the Permitted Investors in his or her election by the equity holders of Borrower.

“Contractual Obligation” shall mean, as to any person, any provision of any security issued by such person or of any agreement, instrument or other contract to which such person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreements” shall mean, collectively, (a) the Account Control Agreement and (b) each other control agreement executed and delivered by any Loan Party from time to time pursuant to the Security Agreement.

“Credit Extension” shall mean the making of a Loan by a Lender.

“Debt Issuance” shall mean the incurrence by Borrower or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Disbursement Agent” shall mean KeyCorp Real Estate Capital Markets, Inc., in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor Disbursement Agent appointed pursuant to the terms of the Disbursement Agreement.

“Disbursement Agent Accounts” shall have the meaning assigned to such term in the Disbursement Agreement.

“Disbursement Agreement” shall mean that certain Master Disbursement Agreement substantially in the form of Exhibit G hereto, dated as of the date hereof, among the Borrower, the Administrative Agent, the Collateral Agent and the Disbursement Agent. On the Escrow Release Date, the Qualified Additional Financing Agent shall become party to the Disbursement Agreement by means of the execution of a joinder thereto in accordance with the terms of the Disbursement Agreement.

“Disbursement Agreement Event of Default” shall mean an “Event of Default” as defined in the Disbursement Agreement.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day following the Tranche B Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Tranche B Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is 91 days after the Tranche B Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations or to the extent such redemption is permitted under this Agreement.

“Disqualified Lender” shall mean any Lender who has been found by a Gaming Authority pursuant to applicable Gaming Laws to be “unsuitable” or disqualified as a Lender to the Loan Parties.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend (other than a dividend of Qualified Capital Stock of such Person) or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration (other than consideration consisting of Qualified Capital Stock of such person) any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Restricted Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments (other than payments in Qualified Capital Stock) made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“DMA” shall mean that certain Amended and Restated Development Management Agreement dated as of April 1, 2011 between Borrower and SBE Las Vegas Redevelopment I, LLC, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time.

“Documentation Agent” shall mean Union Gaming Advisors, LLC, in its capacity as Documentation Agent under this Agreement, and any successor Documentation Agent appointed pursuant to the terms of this Agreement.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans in the ordinary course, including insurance companies, mutual funds and lease financing companies; and (v) any Lender or Approved Fund; provided, that “Eligible Assignee” shall not include (x) the Borrower or any Affiliate of the Borrower (other than a Person who is an Affiliate solely because such Person owns Voting Stock or other Equity Interests of Borrower or any of its Subsidiaries), (y) any Person that is a Disqualified Lender or (z) any Competitor; provided, however, that after the occurrence of and during the continuance of an Event of Default, “Eligible Assignee” shall include any Competitor other than the Hotel Management Competitors.

“Eminent Domain Proceeds” shall mean all cash and cash equivalents received by a Loan Party in respect of any Event of Eminent Domain, net of (a) all direct costs of recovery of such Eminent Domain Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien (including any penalty, premium or make-whole amounts related thereto) on any asset which is the subject of the Event of Eminent Domain to which such Eminent Domain Proceeds relate and (c) all Taxes paid or reasonably estimated to be payable as a result thereof by a Loan Party or any direct or indirect owner of Borrower (after taking into account any Tax credits or deductions and any Tax sharing arrangements attributable to the Loan Parties, in each case reducing the amount of Taxes so paid or estimated to be payable).

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, any Loan Party or any of its ERISA Affiliates.

“Entertainment Venue Easements” shall have the meaning assigned to such term in Section 6.06(n).

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata and natural resources.

“Environmental Claim” shall mean any claim, notice, governmental enforcement lien, demand, order, action, suit or proceeding alleging liability or obligation for any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, punitive damages, fines, penalties or costs, in each case resulting from or arising out of (i) the presence, Release or threatened Release of Hazardous Material at any Real Property or (ii) any violation or alleged violation of any Environmental Law by a Loan Party related to the Mortgaged Property, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from or arising out of the presence, Release or threatened Release of Hazardous Material at, under or about the Real Property, or alleged injury or threat of injury to public health or safety (as they relate to environmental matters at, under or about the Real Property) or the Environment.

“Environmental Law” shall mean any Laws regulating protection of public health and safety (as each relates to environmental matters) or the Environment, the Release or threatened Release of Hazardous Materials or Hazardous Materials Activity.

“Environmental Permit” shall mean any permit, license, registration, or written exemption, consent, notification, approval or other authorization, required by or from a Governmental Authority under Environmental Law.

“Environmental Report(s)” shall mean those certain environmental summaries (including reports referenced therein) as more particularly identified on Schedule 1.01(b).

“Equity Contribution” shall mean a contribution in cash to the equity of Borrower from a person other than a Loan Party upon which no interest shall accrue and which does not constitute Disqualified Capital Stock or a Preferred Advance (as defined in the Organizational Documents of Holdings or the Borrower). For the avoidance of doubt, “New Equity Contributions” (as defined in the Organizational Documents of Holdings or the Borrower) are “Equity Contributions” and are not “Disqualified Stock.”

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code and Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) a determination that any Plan is in “at risk” status within the meaning of Section 430 of the Code; (j) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (k) the making of any amendment to any Plan which would result in the imposition of a lien or the posting of a bond or other security; and (l) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Company.

“Escrow Account” means the escrow account established pursuant to the Escrow and Security Agreement.

“Escrow Agent” means KeyCorp Real Estate Capital Markets, Inc., as escrow agent under the Escrow and Security Agreement.

“Escrow and Security Agreement” shall mean the Escrow and Security Agreement among the Borrower, the Administrative Agent and the Escrow Agent, substantially in the form of Exhibit F hereto, dated as of the date hereof, pursuant to which the proceeds of the Tranche B Loans made on the Closing Date will be deposited into the Escrow Account.

“Escrow Interest Reserve Account” shall have the meaning assigned to such term in the Escrow and Security Agreement.

“Escrow Property” means the deposits, funds, securities or other property credited to the Escrow Account plus all interest, dividends and other distributions and payments on any of the foregoing received or receivable by the Escrow Agent, together with all proceeds of any of the foregoing, in each case, from time to time held in the Escrow Account.

“Escrow Release Conditions” shall mean the following:

(i) Borrower’s receipt within six months of the Closing Date (or nine months if the Borrower has exercised its Escrow Extension Option pursuant to Section 2.10(h) hereof) of not less than $115.0 million in net proceeds from one or more Qualified Additional Financings;

(ii) the Administrative Agent shall have received evidence that the LoanCore Note has been or concurrently with the Escrow Release Date is being terminated and all Liens securing the LoanCore Note have been, or concurrently with the Escrow Release Date are being, released and discharged;

(iii) the Borrower has no Indebtedness other than the Loans, the Qualified Additional Financing and any other Indebtedness permitted by Section 6.01;

(iv) the Administrative Agent shall have received a solvency certificate in the form of Exhibit Q, dated the Escrow Release Date and signed by a Financial Officer of Borrower;

(v) the Administrative Agent shall have received a copy of the Project Budget, in form and substance reasonably satisfactory to the Construction Consultant;

(vi) each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects (except where already qualified as to materiality) on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date (except that all representations and warranties made as of the Closing Date shall be made as of the Escrow Release Date);

(vii) no Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the release of funds from the Escrow Account;

(viii) to the extent any Qualified Additional Financing is secured by a Lien on the Collateral, such Lien shall be junior in priority to the Lien securing the Loans for the benefit of the Secured Parties and such Qualified Additional Financing shall be subject to an Intercreditor Agreement;

(ix) Control Agreements with respect to (a) the Cash Accounts in the name of the Borrower at East West Bank identified by the Account Numbers 8010001678 and 8010002627 and (b) any other Cash Accounts of any Loan Party opened after the Closing Date and required to be subject to a Control Agreement pursuant to the terms of the Security Agreement, in each case, duly executed by the appropriate parties;

(x) satisfaction of the Real Property Escrow Release Condition; and

(xi) satisfaction of the Insurance Escrow Release Condition.

“Escrow Release Date” shall mean the date upon which the Escrow Release Conditions are met.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Event of Eminent Domain” shall mean, with respect to any property, (a) any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such property or the requisition of the use of such property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another Governmental Authority having jurisdiction or (b) any settlement in lieu of any of the actions described in clause (a) above.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(i).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated Adjusted EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a) Consolidated Interest Expense, to the extent paid in cash, and scheduled principal amortization of Loans pursuant to Section 2.09, to the extent actually made, for such Excess Cash Flow Period;

(b) Capital Expenditures during such Excess Cash Flow Period that are paid in cash (other than Capital Expenditures to the extent financed with the proceeds of the incurrence of Indebtedness or the issuance of Equity Interests);

(c) Capital Expenditures that the Borrower or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Borrower and certifying that such Capital Expenditures are reasonably expected to be made in the following Excess Cash Flow Period;

(d) taxes of Borrower and its Subsidiaries (including any related interest and penalties) that were paid in cash during such Excess Cash Flow Period or that will be paid within six months after the last day of such Excess Cash Flow Period and for which reserves have been established;

(e) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash

Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period; provided that for the purposes of this clause (e), Net Working Capital in any Excess Cash Flow Period shall be no less than the Gaming Reserves plus $1,500,000;

(f) Non-Cash Charges to the extent added to clause (h) of the definition of “Consolidated Adjusted EBITDA”;

(g) extraordinary, non-recurring or unusual expenses, charges or losses and other items to the extent added to clause (e) of the definition of “Consolidated Adjusted EBITDA”;

(h) preopening expenses related to the initial opening for the Project;

(i) amount added to Consolidated Adjusted EBITDA pursuant to clause (i) of the definition of “Consolidated Adjusted EBITDA”;

(j) to the extent added in determining Consolidated Adjusted EBITDA, all items constituting cash payment by Borrower or any of its Restricted Subsidiaries;

(k) Investments made under Section 6.04(k);

(l) the aggregate amount of all repayments or redemptions of Indebtedness of Borrower and the Restricted Subsidiaries (including the principal component of payments in respect of Capitalized Leases and the amount of any scheduled repayment of any Loans (to the extent actually made) but excluding prepayments of Loans pursuant to Section 2.10(a), except to the extent financed with the proceeds of other Indebtedness of Borrower or its Restricted Subsidiaries or the issuance of Equity Interests of Borrower (or with contributions made to Borrower); and

(m) the amounts distributed or reasonably expected to be distributed pursuant to Section 6.07(l) with respect to such Excess Cash Flow Period provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication, (i) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period and (ii) any amount deducted in calculating Excess Cash Flow in any prior Excess Cash Flow Period pursuant to clause (c) above that was not ultimately applied to make Capital Expenditures in the succeeding Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean the period beginning with the first full fiscal year commencing after the Opening Date to December 31 of such year and each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement and the Pledge Agreement.

“Excluded Real Property” shall mean (a) other than the Airspace Lease (subject to clause (xvi) of the definition of “Real Property Escrow Release Condition”), any real property constituting a leasehold interest and (b) any fee interest in real property having a fair market value of less than $2,500,000 and which, in each case, is not material to the Project.

“Excluded Taxes” shall mean, with respect to any Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by such recipient’s net income or profits (however denominated and including, for the avoidance of doubt, any U.S. federal backup withholding in respect of such Taxes pursuant to Section 3406 of the Code), and franchise Taxes imposed on it (in lieu of net income or profits Taxes), in each case by a jurisdiction as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction or having any other present or former connection with such jurisdiction (other than a connection deemed to arise solely from such recipient having executed, delivered, become a party to, or performed its obligations or received a payment under, received or perfected a security interest under, enforced, and/or engaged in any other transaction pursuant to this Agreement or any other Loan Document), (b) any Tax in the nature of the branch profits Tax under Section 884(a) of the Code that is imposed by any jurisdiction described in clause (a), (c) with respect to any Lender (other than an assignee pursuant to a request by any Loan Party under Section 2.16), any U.S. federal withholding Tax imposed on amounts payable to such Lender pursuant to a Law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal withholding Tax pursuant to Section 2.15, (d) any withholding Tax resulting from a Lender’s failure to comply with Section 2.15(e), and (e) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.21.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Administrative Agent Fees and the Closing Fee.

“Final Completion Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Financial Performance Covenant” shall mean the financial covenants contained in Section 6.09.

“Financing Agreements” shall mean, collectively, this Agreement and the other Loan Documents, the Qualified Additional Financing Documents and any other loan, security or similar agreement entered into on or after the Closing Date in connection with the foregoing, including with respect to Permitted Refinancings of the Loans or the Qualified Additional Financing.

“First Lien Loan Proceeds Account” shall have the meaning set forth in the Disbursement Agreement.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Account” shall mean any account with respect to which the Secured Parties have a perfected Lien (subject only to Permitted Liens).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Gaming Approvals” shall mean, with respect to any action by a particular person, any consents, approvals, waivers, exemptions, findings of suitability, licenses, permits, registrations or other authorizations required for such action by such person from a Gaming Authority or under Gaming Laws.

“Gaming Authority” shall mean, any Governmental Authorities that hold regulatory, licensing or permitting authority over gambling, gaming or related casino activities conducted by any Loan Parties within its jurisdiction, or before which an application for licensing to conduct such activities is pending, and, in the case of the Project, the Nevada State Gaming Control Board, the Nevada Gaming Commission and the Clark County Liquor and Gaming Licensing Board.

“Gaming Facility” shall mean any building or other structure used or expected to be used to enclose space in which a gaming operation is conducted (including any outdoor space where gaming is allowed) and (a) which is wholly owned by a Loan Party or (b) any portion or aspect of which is managed or used, or expected to be managed or used, by a Loan Party.

“Gaming Laws” shall mean all Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or related casino activities conducted or to be conducted by any of the Loan Parties, and all rules and regulations promulgated under such Laws, including, but not limited to, those applicable to any of the Loan Parties during the construction of the Project and the application process in connection therewith.

“Gaming Reserves” shall mean any mandatory gaming security reserves, minimum casino bankroll or other reserves required under applicable Gaming Laws or by directive of the Gaming Authorities to be maintained by any Loan Party.

“General Construction Agreement” shall mean that certain agreement between the Borrower and the General Contractor dated as of December 21, 2011, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time.

“General Contractor” shall mean PENTA Building Group, LLC, a Nevada limited liability company.

“Governmental Authority” shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including the Gaming Authorities, Liquor Authorities, any zoning authority, the FDIC, the Comptroller of the Currency, the Federal Reserve Board, any redevelopment authority, any central bank and any comparable authority), any self-regulatory agency (e.g., FINRA), any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any arbitrator with authority to bind a party at law.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean Holdings and each Restricted Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10, other than (i) any Immaterial Subsidiary and (ii) any Subsidiary that is a joint venture permitted under this Agreement. The Guarantors as of the Closing Date are as set forth on Schedule 1.01(c) hereto.

“Hazardous Materials” shall mean the following: polychlorinated biphenyls (“PCBs”) or PCB-containing equipment; asbestos or asbestos-containing materials; radon gas, radiation, petroleum, crude oil or any fraction thereof; and any other pollutants, contaminants, chemicals, wastes, materials, or substances, regulated under any Environmental Laws.

“Hazardous Materials Activity” shall mean any manufacture, storage, use, generation, transportation, processing, treatment, disposal, disposition, abatement, corrective action, response action, removal or remediation of any Hazardous Materials.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Hotel Management Agreement” shall mean that certain Amended and Restated Management Agreement entered into as of April l, 2011 by and between the Borrower and the Hotel Manager, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time.

“Hotel Management Competitors” shall mean the companies operating the following brands: The Kor Group, Thompson Hotels, Dolce Group, The Light Group, Innovative Dining Group, Morgans Hotel Group, Wolfgang Puck, Patina Group, Myriad Restaurant Group, Andre Balazs Properties, and Kimpton Hotels.

“Hotel Manager” shall mean SBEHG Las Vegas I, LLC, a Nevada limited liability company.

“Immaterial Subsidiary” shall mean each Subsidiary of Borrower which is hereafter designated as such from time to time by written notice to the Administrative Agent in a manner consistent with the provisions of Section 5.15; provided that no Person shall be so designated (i) if, as of the date of its designation, its Consolidated Adjusted EBITDA for the then most recent period of twelve months is in excess of $500,000, (ii) at any time when the aggregate book value (as reasonably determined by Borrower) of the assets of all Immaterial Subsidiaries would thereby be in excess of $1,000,000, (iii) if it owns any Equity Interests in Borrower or any Guarantor, (iv) if it owns any material assets that are used in connection with the Project or (v) at the time such Subsidiary is designated an Immaterial Subsidiary, there is any Default or Event of Default occurring and continuing.

“Improvements” shall mean the improvements, alterations or appurtenances now, or at any time hereafter, located upon, in, under or above the Land or any part thereof.

“In-Balance Projections” shall mean with respect to the In-Balance Test, good faith projections of the Available Funds and the aggregate Remaining Costs for the Project from the first day of the calendar month in which the In-Balance Test is being made through the Scheduled Completion Date.

“In-Balance Test” shall mean the covenant set forth in Section 5.16.

“In-Balance Test Certificate” shall mean, with respect to the Project, an Officers’ Certificate in substantially the form of Exhibit I, setting forth the calculation of the Available Funds and the aggregate Remaining Costs for the Project as of the date of such certificate.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 90 days and (ii) earn out obligations which do not constitute a liability on the balance sheet of such Person in accordance with GAAP); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lesser of (x) the aggregate principal amount of such Indebtedness and (y) the fair market value of such property; (f) all Capital Lease Obligations of such person; (g) for purposes of Section 8.01(f) only, all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or limited partnership in which such Person is a limited partner and other loans made by any member of Borrower to another member of Borrower pursuant to the terms and provisions of Borrower’s Organizational Documents) in which such Person is a general partner or a joint venture member, unless such Indebtedness is non-recourse to such Person. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall casino “chips” or gaming winnings of customers constitute Indebtedness.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Initial Calculation Date” shall mean the last day of the initial period of four consecutive fiscal quarters of the Borrower commenced on or following the Opening Date.

“Insurance Escrow Release Condition” shall mean the Collateral Agent shall have received copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.04 (including, without limitation, flood insurance policies to the extent required by Section 5.04) and the applicable provisions of the Security Documents, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, (iii) in the case of flood insurance, if applicable, shall (a) identify the addresses of each property located in a special flood hazard area, (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (c) provide that the insurer will give the Collateral Agent 45 days written notice of cancellation or non-renewal and (iv) shall be otherwise in form and substance satisfactory to the Administrative Agent.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner, lessee or operator of Mortgaged Property or any part of the Project pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Proceeds” shall mean all cash and cash equivalents paid under any casualty insurance policy maintained by a Loan Party (other than payments in respect of business interruption as reasonably determined by Borrower), net of (a) all costs of recovery of such Insurance Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) all amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien (including any penalty, premium or make-whole amounts related thereto) on any asset which is the subject of the event to which such Insurance Proceeds relate and (c) all Taxes paid or reasonably estimated to be payable as a result thereof, whether by a Loan Party or any direct or indirect owner thereof (after taking into account any Tax credits or deductions and any Tax sharing arrangements, in each case reducing the amount of Taxes so paid or estimated to be payable).

“Insurance Requirements” shall mean, collectively, all material provisions of the Insurance Policies, all material requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner, lessee or operator of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign Laws or otherwise, including, without limitation, copyrights, patents, trademarks, service-marks, trade names, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable Person is licensor or licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Collateral” shall mean all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Intellectual Property Security Agreements or the Security Agreement but excluding at all times any Intellectual Property owned by SBE Hotel Licensing, LLC and licensed to Borrower for use in the business and/or operation of the Project or in the food and beverage business and operations associated with the Project.

“Intellectual Property Security Agreements” shall mean any Intellectual Property Security Agreement executed and delivered by a Loan Party from time to time, substantially in the form of Exhibit 4, 5 or 6, as applicable, to the Security Agreement.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit J.

“Intercreditor Agreement” an intercreditor agreement substantially in the form of Exhibit K among the Collateral Agent and the agent for any Indebtedness secured by a lien which is junior in priority to the Lien securing the Loans for the benefit of the Secured Parties and the other parties from time to time party thereto.

“Intermediate” shall have the meaning assigned to such term in Section 6.07(l).

“Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit L.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) the Tranche B Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months, to the extent nine or twelve month interest periods are available to all applicable Lenders), as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Reserve Account” shall have the meaning assigned to such term in the Disbursement Agreement.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Land” shall mean the real property specifically described in each of the Mortgages, including all of the applicable Loan Party’s right, title and interest in and to all oil, gas and mineral rights, oil, gas and minerals, easements, appurtenances, water rights, water stock, rights in and to streets, roads and highways (whether before or after vacation thereof), hereditaments and privileges relating, in any manner whatsoever, to such real property.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, orders, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (a) the financial institutions that are a party hereto and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two London Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“License Revocation” shall mean the revocation, failure to renew, denial or suspension of any Gaming Approval, Casino License or Liquor License of any Loan Party necessary for the ownership, use or operation of any Gaming Facility or the Project, or the appointment of a receiver, conservator, supervisor or similar official with respect to any portion of any Gaming Facility or the Project.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance for security, claim, charge, assignment, hypothecation, or security interest of any kind as security, in each of the foregoing cases whether voluntary or imposed by law; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided in no event shall an operating lease be deemed to constitute a Lien.

“Liquor Authorities” shall mean, in any jurisdiction in which Borrower or any of its Restricted Subsidiaries sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering or enforcing the Liquor Laws, and, in the case of the Project, the Clark County Liquor and Gaming Licensing Board.

“Liquor Laws” shall mean, the Laws applicable to or involving the sale and/or distribution of beer, wine or liquor by Borrower or any of its Restricted Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations or administration thereof by the applicable Liquor Authorities.

“Liquor License” shall mean, in any jurisdiction in which Borrower or any of its Restricted Subsidiaries sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, any license, permit or other authorization to sell and distribute beer, wine or liquor that is granted or issued by the Liquor Authorities.

“Loan” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01. Each Loan shall be either an ABR Loan or a Eurodollar Loan.

“LoanCore Note” means the Loan Agreement dated as of August 1, 2007 between the Borrower and Greenwich Capital Financial Products, Inc., as Lender (“Greenwich”), as amended by that certain First Amendment to Loan Agreement dated as of October 31, 2007, as assigned by RBS Financial Products Inc. (successor to Greenwich) to The Royal Bank of Scotland plc (“RBS”) pursuant to the Assignment dated May 14, 2008, as assigned by RBS to Sahara Loan Purchaser, LLC (“Loan Seller”) pursuant to Assignment dated April 22, 2011, as assigned by Loan Seller to Jefferies Loancore LLC, a Connecticut limited partnership (“Loancore”) pursuant to that certain Loan Purchase Agreement dated April 22, 2011 between Loan Seller and Loancore, as amended by that certain Second Amendment to Loan Agreement dated as of June 20, 2011 between the Borrower and Loancore, and as amended by that certain Third Amendment to Loan Agreement dated as of May 1, 2012 between the Borrower and Loancore, together with any other instruments, certificates, documents or agreements executed and delivered by the Borrower and any other loan party thereunder with or for the benefit of Loancore (or its predecessors in interest) (in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Loan Documents” shall mean this Agreement, the Security Documents, the Disbursement Agreement, the Notes, the Completion Guarantee, the Subordination Agreement and any other instruments, certificates, documents or agreements executed and delivered by any Loan Party with or for the benefit of the Administrative Agent, the Collateral Agent, the Disbursement Agent or any Lender in its capacity as such pursuant hereto or thereto or in connection herewith or therewith (in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Loan Parties” shall mean Borrower and the Guarantors; provided, however, that such term shall not include any party that executes the Completion Guarantee for the purposes of this Agreement.

“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

“Make-Whole Premium” shall mean, on any optional prepayment date on or prior to the third anniversary of the Closing Date, the present value at such date of prepayment of all interest that would accrue on the Tranche B Loans subject to such prepayment from such date of prepayment to the third anniversary of the Closing Date, calculated using the Adjusted LIBOR Rate for an Interest Period of three months plus the Applicable Margin, computed using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Lease Easements” shall have the meaning assigned to such term in Section 6.06(m).

“Material Adverse Effect” shall mean any event or circumstance which: (a) has a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) materially and adversely affects the ability of the Companies, taken as a whole, to pay the Obligations, or (c) materially and adversely affects the rights of the Secured Parties under their respective Loan Documents, including the validity, enforceability or priority of the Liens purported to be created by the Security Documents (it being understood that any delay in construction will not be deemed a Material Adverse Effect in the event that the Borrower reasonably expects the Opening Date to occur on or prior to September 30, 2014).

“Material Agreement” shall mean (a) the General Construction Agreement, (b) the Architectural Services Agreement and (c) the Affiliate Documents.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans) or Hedging Obligations of Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“MNPI” shall have the meaning assigned to such term in Section 10.01(e).

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property in form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law, and includes, without limitation, the SLS Las Vegas Mortgage.

“Mortgaged Property” shall mean the real property described on Schedule 1.01(d) or otherwise as to which the Collateral Agent for the benefit of the Secured Parties shall be granted Liens pursuant to the Mortgages (but only for such period that each such real property is subject to a Mortgage).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale, including any taxes payable by a direct or indirect owner of the Borrower and any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made within 180 days of such Asset Sale with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Debt Issuance by the Borrower or any of its Restricted Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses (including legal, accounting and investment banking fees and expenses) incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, including but not limited to Insurance Proceeds and Eminent Domain Proceeds, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including (i) any costs incurred in connection with the adjustment or settlement of any claims in respect thereof and (ii) costs incurred in connection with any sale of such assets, including income taxes payable as a result of any gain recognized in connection therewith).

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-Cash Charges” shall mean (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to Financial Accounting Codification No. 815—Derivatives and Hedging and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” shall mean any non-cash expenses and costs that result from the issuance of stock or equity based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Guarantor.

“Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit M.

“Notice of Intent to Cure” shall have the meaning specified in Section 5.01(c).

“NRS” shall have the meaning assigned to such term in Section 7.11.

“Obligations” shall mean obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.21.

“Officers’ Certificate” shall mean a certificate executed on behalf of a Loan Party or the sole member or manager of a Loan Party by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or any Financial Officer, Vice President or Secretary each in his or her official (and not individual) capacity.

“Opening Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 4.01(o).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit N or any other form approved by the Collateral Agent with the consent of the Borrower, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement substantially in the form of the Perfection Certificate delivered on the Closing Date or any other form approved by the Collateral Agent.

“Permits” shall mean the collective reference to any and all consents, orders, licenses, permits, approvals, notifications, certifications, registrations, regulatory filings or notices and authorizations required under any Requirement of Law (including Gaming Laws), including, without limitation, any Casino License, Liquor License or other Gaming Approvals.

“Permitted Businesses” shall mean (a) the gaming business, (b) the development, construction, ownership and operation of a Gaming Facility, (c) any development, construction, ownership or operation of lodging, retail, restaurant or convention facilities, sports or entertainment facilities, food and beverage (including liquor) distribution operations, transportation services, parking services, recreation, spa, pool, exercise and gym facilities or sales and marketing services, (d) any development, construction, ownership or operation of a full service destination resort, including, without limitation, residential or vacation housing facilities (including, without limitation, timeshares, interval ownership and condominiums and similar developments), parking services or sales and marketing services, (e) any business or other activity, whether or not licensed by Gaming Authorities (including any related internet business) that is ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, related to, connected to or a reasonable extension, development or expansion of any of the foregoing and/or (f) the ownership by a person of Equity Interests in its Subsidiaries and other Investments permitted hereunder; provided, however, that with respect to Borrower and its Subsidiaries the foregoing shall only be Permitted Businesses to the extent related to (or ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, or connected to) the Project or in furtherance of the Project’s development, construction, ownership or operation.

“Permitted Encumbrances” shall mean those exceptions specified in Schedule B of the title policies delivered to the Collateral Agent with respect to any Mortgaged Property.

“Permitted Investors” shall mean (i) the Stockbridge Fund Entities, any investment fund Controlled by or under common Control with the Stockbridge Fund Entities and any officer, director or person performing an equivalent function of the foregoing persons, or any entity Controlled by any of the foregoing persons, (ii) the SBE Entities, any entity or person Controlled by or under common Control with the SBE Entities, and any officer, director or person performing an equivalent function of the foregoing persons, or any entity Controlled by any of the foregoing persons, (iii) any members of management of Borrower on the Closing Date and family members thereof, including, without limitation, the family members of Sam Nazarian and Terrence Fancher, (iv) any trust, corporation, partnership or other entity the beneficiaries, stockholders, partners, members, managers, owners or persons beneficially holding a controlling interest of which (or persons which are the principal beneficiaries of which) consist of any one or more of the persons referred to in the immediately preceding clauses (i), (ii) and (iii), (v) any group (as defined in the rules promulgated under Section 13(d) of the Exchange Act) which is controlled by any of the persons referred to in the immediately preceding clause (i), (ii), (iii) or (iv), and (vi) any Affiliates of any of the persons referenced in clause (i), (ii), (iii), (iv) or (v), provided that for this purpose, the proviso in the definition of “Affiliate” shall not apply.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean, with respect to any person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by (i) an amount equal to unpaid accrued interest, make-whole amounts, penalties and premium thereon plus other amounts paid, and fees (including, without limitation, upfront fees and original issue discount) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and (ii) an amount equal to any existing commitments unutilized thereunder, (b) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, that are determined in good faith by a Responsible Officer of the Borrower to be at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) Indebtedness of a Subsidiary that is not a Guarantor or the Borrower shall not refinance Indebtedness of Borrower or a Guarantor, (f) no person is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness that was not an obligor (or required to become an obligor) under such Indebtedness prior to such modification, refinancing, refunding, renewal or extension and (g) to the extent the Indebtedness being modified, refinanced, refunded, renewed or extended was initially incurred pursuant to a Qualified Additional Financing, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall also qualify as a Qualified Additional Financing; provided that if any Loan Party is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness, other Loan Parties may be guarantors of such Indebtedness.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Plans and Specifications” shall have the meaning assigned to such term in the Disbursement Agreement.

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Pledge Agreement” shall mean a Pledge Agreement substantially in the form of Exhibit H among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(e).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(e).

“Proceedings” shall have the meaning assigned to such term in Section 5.02(a).

“Project” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Budget” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Costs” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Documents” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Site” shall mean that portion of the Mortgaged Property described on Schedule 1.01(d), on which the Project is or will be located.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of acquisition, repair, installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred or committed within 180 days after such acquisition, repair, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, repair, installation, construction or improvement, as the case may be (including financing costs).

“Qualified Additional Financing” shall mean one or more (which may be in combination) of the following: a U.S. EB-5 visa immigrant investor program financing, other junior priority, unsecured and/or mezzanine financing and/or preferred or common equity financing, with a combined blended cash interest rate not in excess of 6.0% per annum, and any Permitted Refinancing thereof; provided that if such financing is secured by a lien on the Collateral, such financing shall be subject to an Intercreditor Agreement. For the avoidance of doubt, any refinancing of a Qualified Additional Financing with another source of funds that would qualify as a Qualified Additional Financing shall be considered a Qualified Additional Financing hereunder.

“Qualified Additional Financing Agreement” means, with respect to any Qualified Additional Financing, the debt, equity, mezzanine and/or other financing agreement(s) entered into by the Borrower pursuant to which such Qualified Additional Financing is provided; provided that to the extent the Qualified Additional Financing is provided under more than one agreement, the Borrower and the financing sources under such financing agreements shall enter into an Intercreditor Agreement with the Collateral Agent.

“Qualified Additional Financing Agent” means, with respect to any Qualified Additional Financing, the person that serves in the capacity as agent for the financing source under the relevant Qualified Additional Financing Agreement.

“Qualified Additional Financing Documents” means the Qualified Additional Financing Agreement(s), the Disbursement Agreement, any Qualified Additional Financing Security Documents, any Intercreditor Agreement and any other instruments, certificates, documents or agreements executed and delivered by any Loan Party with or for the benefit of the Qualified Additional Financing Agent or any Qualified Additional Financing Secured Parties in their capacities as such pursuant hereto or thereto or in connection herewith or therewith (in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time or refinanced or replaced pursuant to a Permitted Refinancing).

“Qualified Additional Financing Secured Parties” shall mean, in the event that the Qualified Additional Financing is secured by a Lien, the Qualified Additional Financing Agent and holders of any Indebtedness constituting Qualified Additional Financing.

“Qualified Additional Financing Security Documents” shall mean the collective reference to any security agreement, pledge agreement, intellectual property security agreement, account control agreements, mortgages, collateral assignments and all other similar documents now or hereafter delivered to the applicable Qualified Additional Financing Agent granting a Lien on any Property (or associated with such a grant) of any person to secure the obligations and liabilities of any Loan Party under any Qualified Additional Financing Document.

“Rating Agency” shall mean each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., and Fitch, Inc., a division of Fitch Ratings Ltd. or any other nationally recognized statistical rating organization.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property which the relevant Loan Party or Restricted Subsidiary owns in fee or in which it holds a leasehold interest as a tenant or in which it holds an easement right as an easement holder or otherwise occupies, or in which it holds an option, together with any buildings or other improvements located on such real property (but not including Excluded Real Property), provided any leasehold interest or easement or option shall be subject to the document creating such interest.

“Real Property Escrow Release Condition” shall mean the Collateral Agent shall have received each of the following:

(i) Mortgages; Fixture Filings. a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii) Title Policy. With respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount not less than $300,000,000, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) include such reinsurance arrangements within the First American affiliated title companies (with provisions for direct access) as shall be reasonably requested by the Collateral Agent, (C) if relevant, contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure multiple mortgages against losses regardless of location or allocated value of the insured property up to a stated aggregated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be available in Nevada and as reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, future advances, and so-called comprehensive coverage over covenants and restrictions and (E) contain no exceptions to title other than Permitted Encumbrances and other exceptions reasonably acceptable to the Collateral Agent;

(iii) Survey. An ALTA Survey with respect to each Mortgaged Property (each, a “Survey”); provided, however, that an update to the Survey last updated July 31, 2007 of Carter Burgess (Job # 241711) shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Collateral Agent and the Title Company and (y) the Title Company removes the standard survey exception and provides reasonable and customary survey related endorsements and other coverages in the applicable Title Policy (provided the Title Company may take an exception relating to the removal of the roller coaster shown on the existing survey);

(iv) [Reserved];

(v) Management and Leasing Contracts. Copies of the Hotel Management Agreement and any other material agreements providing for or relating to the management, maintenance, operation or leasing of the Land or Improvements that have a term in excess of 60 days;

(vi) Chattel Searches. UCC searches against each Loan Party in its jurisdiction of formation and in Clark County, NV;

(vii) Plans, Etc. A complete set of the Plans and Specifications and copies of a site plan (showing all necessary approvals, utility connections and site improvements) and all inspection and test records and reports made by or for the Loan Parties or their architects;

(viii) Consultant’s Report. A report from the Construction Consultant to the effect that (i) it has received and reviewed the construction related items required by the Disbursement Agreement as of the date of such report in respect of the Project and certifications from the professionals of record asserting that (a) the available Plans and Specifications have been approved to the extent required at such time by all applicable Governmental Authorities and (b) the improvements as shown by the Plans and Specifications will comply with applicable zoning and other Laws in all material respects and (ii) construction of the improvements, along with all necessary roads and utilities, are expected to be finished on or before the Scheduled Completion Date;

(ix) Collateral Assignments. The Collateral Assignments shall have been received;

(x) Progress and Construction Schedules. A projected construction schedule showing the anticipated timeline for development of the Project;

(xi) [Reserved];

(xii) Budget. The Collateral Agent shall have received the Project Budget;

(xiii) Environmental Report. The Collateral Agent shall have received the Environmental Report;

(xiv) Easements. Borrower shall have delivered to the Collateral Agent copies of any easements pertaining to the Project;

(xv) [Reserved];

(xvi) Airspace Lease Consent. Borrower shall (i) have used commercially reasonable efforts to obtain the consent of the Airspace Lessor necessary to grant a leasehold Mortgage in favor of Collateral Agent for the benefit of the Secured Parties encumbering the Borrower’s leasehold interest under the Airspace Lease and (ii) provided that the consent required by subclause (i) hereof has been obtained and provided to the Collateral Agent, provide to Collateral Agent a leasehold Mortgage encumbering the Borrower’s leasehold interest under the Airspace Lease in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by the Borrower, and otherwise in form for recording in the official records of Clark County, Nevada, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(xvii) [Reserved];

(xviii) [Reserved];

(xix) Flood Hazard Determinations. A completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto); and

(xx) Opinions. Opinions, addressed to the Collateral Agent and the Secured Parties, of local counsel in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due execution and delivery and enforceability of each such Mortgage, the corporate or limited liability company formation, existence and good standing of the applicable mortgagor, and such other matters as may be reasonably requested by the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent.

“Recourse Guaranty” shall mean that certain Amended and Restated Guaranty of Recourse Obligations, dated as of October 31, 2007, made by the Stockbridge Guarantors and SBE Entertainment Group, LLC, a California limited liability company, as may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean releasing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or within, from, or into any building, structure or facility.

“Remaining Costs” shall have the meaning assigned to such term in the Disbursement Agreement.

“Repair Plan” shall have the meaning assigned to such term in Section 2.17(a).

“Repayment Date” shall have the meaning assigned to such term in Section 2.09(a).

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding.

“Requirements of Law” shall mean, as to any person, the Organizational Documents of such person, and any Law or determination of an arbitrator or a court, including, without limitation, zoning and subdivision ordinances, building codes, Permits, Environmental Laws, ADA Laws and Gaming Laws, in each case applicable to or binding upon such person or any of its Property or to which such person or any of its Property is subject.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“SBE Entities” shall mean, individually and collectively, SBEEG Holdings, LLC, SBE Las Vegas Holdings I, LLC and SBE Entertainment Group LLC.

“Scheduled Completion Date” shall have the meaning ascribed to such term in the Disbursement Agreement.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement existing on or entered into after the Closing Date, in each case with any counterparty that is a Secured Party; provided that (i) the Obligations of the Borrower under any such Hedging Agreement or Treasury Services Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under such Hedging Agreements or Treasury Services Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent, each other Agent, the Lenders and each counterparty to a Hedging Agreement or Treasury Services Agreement existing on or entered into after the Closing Date if such person was an Agent, the Syndication Agent or a Lender or an Affiliate of an Agent, the Syndication Agent or a Lender (x) on the Closing Date, in the case of a Hedging Agreement or Treasury Services Agreement existing on the Closing Date or (y) at the date of entering into such Hedging Agreement or Treasury Services Agreement, in the case of a Hedging Agreement or Treasury Services Agreement entered into after the Closing Date (provided that, as consideration for the benefits of being deemed a Secured Party under the Loan Documents, each such counterparty appoints the Collateral Agent as its agent under the Loan Documents and otherwise agrees to be bound by the provisions of the Security Agreement, the Pledge Agreement and the Escrow and Security Agreement and the provisions of Article IX hereof as if it were a direct party thereto and hereto as a Lender).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit O among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Documents” shall mean the collective reference to the Escrow and Security Agreement, the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreements, the Control Agreements, the Mortgages, the Collateral Assignments and all other pledge and security documents now or hereafter delivered to the Collateral Agent or the Administrative Agent granting a Lien on any Property (or associated with such a grant) of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“SLS Las Vegas Mortgage” shall mean the First Lien Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing substantially in the form of Exhibit B hereto, dated as of the Escrow Release Date, made by the Borrower in favor of Nevada Title Company, as trustee, for the benefit of the Collateral Agent (for the benefit of the Secured Parties).

“Solvent” shall mean with respect to any person, as of any date of determination:

(a) the amount of the “present fair saleable value” of the assets of such person will, as of such date, exceed the amount of all “liabilities of such person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors,

(b) the present fair saleable value of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its then existing debts as such debts become absolute and matured considering potential financing alternatives and asset sales that may be available to such person,

(c) such person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and

(d) such person will be able to pay its debts as they mature.

For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).

“Stockbridge Fund Entities” shall mean, individually and collectively, Stockbridge Real Estate Fund II Co-Investors LV, LP; Stockbridge Real Estate Fund II-A, LP; Stockbridge Real Estate Fund II-B, LP; Stockbridge Real Estate Fund II-C, LP; Stockbridge Real Estate Fund II-D, LP; Stockbridge Real Estate Fund II-E, LP; Stockbridge Real Estate Fund II-T, LP; Stockbridge Real Estate Fund III-A, LP and Stockbridge Real Estate Fund III-C, LP.

“Subcontractor” shall mean any subcontractor or supplier engaged by the General Contractor and any contractor or supplier engaged by Borrower, under one or more contracts or work orders with respect to the construction of the Project.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable.

“Subordination Agreement” shall mean that certain Hotel Management Fee Subordination Agreement substantially in the form of Exhibit T among the Hotel Manager, the Loan Parties and the Administrative Agent.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean any Restricted Subsidiary that is a Guarantor hereunder.

“Substantial Completion Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of the Real Estate, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, or in contemplation of, any condemnation or other Event of Eminent Domain affecting any Real Property or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Indemnitee” shall have the meaning assigned to such term in Section 2.15(c).

“Tax Return” means all original and amended returns, declarations, claims for refund reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any schedules, forms or other required attachments thereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

A “Test Period” in effect at any time shall mean the period of four consecutive fiscal quarters of Borrower ended on or prior to such time (taken as one accounting period).

“Title Company” shall mean Nevada Title Company, as agent of First American Title Company, or another nationally recognized title insurance company reasonably acceptable to the Collateral Agent.

“Tranche B Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Tranche B Loan hereunder on the Closing Date in the amount set forth on its signature page hereto. The aggregate amount of the Lenders’ Tranche B Commitments is $300,000,000.

“Tranche B Lender” shall mean a Lender with a Tranche B Commitment or an outstanding Tranche B Loan.

“Tranche B Loan” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.02(a). Each Tranche B Loan shall be either an ABR Loan or a Eurodollar Loan.

“Tranche B Maturity Date” shall mean the date that is the lesser of (i) five years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter and (ii) six months within the maturity date of the Qualified Additional Financing with the earliest maturity date or, if such date is not a Business Day, the first Business Day thereafter.

“Treasury Rate” shall mean, as of any optional prepayment date, the weekly average yield to maturity as of such date of actually traded United States Treasury securities adjusted to a constant maturity of one year (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.15(e)(ii)(III).

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of Borrower designated as an Unrestricted Subsidiary pursuant to Section 5.14 after the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Period” has the meaning assigned to such term in Section 10.18(b).

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders; provided, however, that if Borrower notifies the Administrative Agent that Borrower wishes to amend Section 6.09 or any financial definition used therein to implement the effect of any change in GAAP or the application thereof occurring after the Closing Date (or if the Administrative Agent notifies Borrower that the Required Lenders wish to amend Section 6.09 or any financial definition used therein for such purpose), then Borrower and the Administrative Agent shall negotiate in good faith to amend Section 6.09 or the definitions used therein to preserve the original intent thereof in light of such changes in GAAP; provided further that until Borrower and the Administrative Agent agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all determinations of compliance or pro forma compliance with Section 6.09 provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained in the Loan Documents, all terms of an accounting or financial nature used in the Loan Documents shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any of its Subsidiaries at “fair value,” as defined therein. All other determinations with respect to whether leases constitute Indebtedness or Capital Lease Obligations shall be made based on GAAP as in effect on the date hereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Tranche B Loan to Borrower on the Closing Date in the principal amount not to exceed its Tranche B Commitment. Amounts paid or prepaid in respect of Tranche B Loans may not be reborrowed.

SECTION 2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing made by the applicable Lenders ratably in accordance with their applicable Tranche B Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $3,000,000 or (ii) equal to the remaining available balance of the applicable Tranche B Commitments. Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $3,000,000 or (ii) equal to the remaining available balance of the applicable Tranche B Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time. The Administrative Agent shall promptly credit $285,000,000 to the Escrow Account. Concurrently with such initial funding under this Agreement on the Closing Date of the full amount of the Tranche B Commitment, (i) the Borrower will enter into the Escrow and Security Agreement with the Administrative Agent and the Escrow Agent, (ii) the Lenders will fund their respective Tranche B Commitments (less the Closing Fee) (the “Net Funded Amount”) into the Escrow Account, and (iii) the Borrower will deposit with the Escrow Agent into the Escrow Interest Reserve Account certain additional amounts necessary to pay accrued and unpaid interest on the Tranche B Loans to, but excluding, the date that is six months from the Closing Date (or if the Borrower has exercised its Escrow Extension Option pursuant to Section 2.10(h)

hereof, certain additional amounts necessary to pay accrued and unpaid interest on the Tranche B Loans from the date that is six months from the Closing Date to, but excluding, the date that is nine months from the Closing Date). Upon the meeting of the Escrow Release Conditions and delivery of the certificate required by Section 5.17, the funds in the Escrow Account will be released to the First Lien Loan Proceeds Account, any remaining interest reserve funds in the Escrow Interest Reserve Account shall be transferred to the Interest Reserve Account (as defined in the Disbursement Agreement) and any Liens created in connection with the Escrow Agreement shall be released, in each case, in accordance with the terms of this Agreement and the Escrow and Security Agreement.

(d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request Eurodollar Loans, or to elect to convert or continue, any Borrowing to Eurodollar Loans if the Interest Period requested with respect thereto would end after the Tranche B Maturity Date.

SECTION 2.03 Borrowing Procedure. To request a Credit Extension, Borrower shall deliver, by hand delivery or facsimile, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender as provided in Section 2.09.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the Lender or its registered assigns in the form of Exhibit M.

SECTION 2.05 Fees.

(a) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fees”). All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

(b) Closing Fee. Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Loan, a closing fee (the “Closing Fee”) in an amount equal to 5.00% of the stated principal amount of such Lender’s Loan, payable to such Lender from the proceeds of its Loans as and when funded on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter. For the avoidance of doubt, this Section 2.05(b) is subject to the provisions of Section 2.10(h).

SECTION 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, if any of the Events of Default set forth in clause (a), (b), (g) or (h) of Section 8.01 has occurred and is continuing, then the past due amounts hereunder (and on all amounts hereunder upon the occurrence and during the continuance of an Event of Default under Section 8.01(g) or (h)) shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07 Termination of Commitments. The Tranche B Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.

SECTION 2.08 Interest Elections.

(a) Generally. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or facsimile, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower was requesting a Loan of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Amortization of Borrowings.

(a) Borrower shall pay to the Administrative Agent, for the account of the Tranche B Lenders, on the last day of each full fiscal quarter commencing with the first full fiscal quarter ending after the first anniversary of the Opening Date, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Repayment Date”), a principal amount of the Tranche B Loans equal to 0.25% of the aggregate principal amount of Tranche B Loans outstanding on the Opening Date; provided that the amount of such repayment shall be reduced in connection with any optional and mandatory prepayments of the Tranche B Loans in accordance with Section 2.10(i). To the extent not previously paid, all Tranche B Loans shall be due and payable on the Tranche B Maturity Date.

SECTION 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or, if less, the outstanding principal amount of such Borrowing.

(b) Prepayment Premiums. (i) Each prepayment of Tranche B Loans pursuant to Section 2.10(a) shall be accompanied by a premium payable by Borrower equal to (i) the Make-Whole Premium if such prepayment or repayment occurs on or prior to the third anniversary of the Closing Date, (ii) if such prepayment or payment is made after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, 6% of the principal amount of the Tranche B Loans so prepaid and (iii) if such prepayment or payment is made after the fourth anniversary of the Closing Date but on or prior to the fifth anniversary of the Closing Date, 3% of the principal amount of the Tranche B Loans so prepaid. Notwithstanding the foregoing, within 90 days of the Tranche B Maturity Date, no such prepayment premium shall be required to be paid.

(ii) Notwithstanding the foregoing and subject to the requirements of Section 6.01(d), in the event that the net proceeds of the Qualified Additional Financing exceed $115,000,000, within nine (9) months of the Closing Date, the Borrower may utilize such net proceeds in excess of $115,000,000 within nine (9) months of the Closing Date to prepay within nine (9) months of the Closing Date not more than $50,000,000 of the Tranche B Loans at par plus a premium equal to 3% of the principal amount of the Tranche B Loans so prepaid.

(c) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Borrower or any of its Restricted Subsidiaries, Borrower shall make or cause to be made prepayments in accordance with Sections 2.10(i) and (j) in an aggregate amount equal to 100% of such Net Cash Proceeds in excess of $1,000,000 in the aggregate; provided that:

(i) no such prepayment shall be required under this Section 2.10(c)(i) (without the payment of a Make-Whole Premium) with respect to (A) any Asset Sale permitted by Section 6.06(a), (b), (c), (d), (f), (g), (h), (i), (j), (k), (l), (m), (n) or (o); (B) the granting of any Lien permitted by Section 6.02, or (C) any Asset Sale permitted by Section 6.05; and

(ii) so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in assets useful in the business of Borrower or any of its Subsidiaries (other than reinvestments in assets classified as current assets) within 12 months following the date of such Asset Sale or, if some or all of such Net Cash Proceeds are scheduled to be received more than 12 months after such Asset Sale, within 12 months following the receipt thereof (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within either such 12-month period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c) (it being understood that, if within such 12-month period Borrower (or one of its Subsidiaries) has contractually committed to so reinvest Net Cash Proceeds, then any Net Cash Proceeds so committed will be exempt from the prepayment required pursuant to this Section 2.10(c), so long as such funds are in fact reinvested as provided above within 18 months after such Asset Sale).

(d) Debt Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by Borrower or any of its Subsidiaries, Borrower shall make or cause to be made prepayments in accordance with Sections 2.10(i) and (j) in an aggregate amount equal to 100% of such Net Cash Proceeds plus a premium payable by the Borrower equal to (i) the Make-Whole Premium if such prepayment or repayment occurs on or prior to the third anniversary of the Closing Date, (ii) if such prepayment or payment is made after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, 6% of the principal amount of the Tranche B Loans so prepaid and (iii) if such prepayment or payment is made after the fourth anniversary of the Closing Date but on or prior to the fifth anniversary of the Closing Date, 3% of the principal amount of the Tranche B Loans so prepaid. Notwithstanding the foregoing, within 90 days of the Tranche B Maturity Date, no such prepayment premium shall be required to be paid.

(e) Amounts Remaining in First Lien Loan Proceeds Account. Not later than 90 days after the Final Completion Date, Borrower shall apply 100% of any amounts remaining in the First Lien Loan Proceeds Account and Interest Reserve Account in excess of the sum of (i) $10,000,000 plus (ii) any Disputed Amounts (as defined in the Disbursement Agreement) toward the prepayment of Obligations in accordance with Section 2.10(i), without the payment of a Make-Whole Premium.

(f) Casualty Events. Not later than (i) in the case of Net Cash Proceeds from a Casualty Event subject to Section 2.17(a), 18 months after the receipt of such Net Cash Proceeds and (ii) in the case of Net Cash Proceeds from a Casualty Event subject to Section 2.17(c) or (d), thirty Business Days following the completion date set forth in the associated Repair Plan, Borrower shall apply any such

Net Cash Proceeds (in each case without the payment of a Make-Whole Premium) that have not been used to repair or restore the Project as permitted under the Loan Documents toward the prepayment of Obligations in accordance with Sections 2.10(i) and (j).

(g) Excess Cash Flow. No later than five Business Days after the date on which the financial statements with respect to each fiscal year in which an Excess Cash Flow Period occurs are or are required to be delivered pursuant to Section 5.01(a) (without giving effect to any grace period applicable thereto), Borrower shall make or cause to be made prepayments in accordance with Section 2.10(i), in each case without the payment of a Make-Whole Premium and in an aggregate amount equal to (A) 50% of Excess Cash Flow for the Excess Cash Flow Period then last ended minus (B) any voluntary prepayments of Loans pursuant to Section 2.10(a) (x) made during such Excess Cash Flow Period (which, in any event shall not include any designated prepayment pursuant to clause (y) below) and (y) at Borrower’s option, at any time on or prior to the date of payment with respect to such Excess Cash Flow Period during the Fiscal Year immediately following the Fiscal Year that such Excess Cash Flow calculation relates to, in each case to the extent such prepayments are not funded with the proceeds of Indebtedness or equity.

(h) Failure to Satisfy Escrow Release Conditions. If the Escrow Release Conditions have not been satisfied as of November 2, 2012 (or if the Borrower has exercised its Escrow Extension Option as set forth below, February 4, 2013), the amounts in the Escrow Account and Escrow Interest Reserve Account shall be paid by the Escrow Agent to the Lenders in an amount equal to all amounts outstanding under the First Lien Credit Agreement less fees paid under Section 2.05(b), at 100.0% of the principal amount being repaid plus accrued and unpaid interest. At any time prior to November 2, 2012, the Borrower may elect to extend the deadline at which a prepayment would be required under this Section 2.10(h) if the Escrow Release Conditions have not been satisfied (the “Escrow Extension Option”). In the event that the Borrower elects to exercise the Escrow Extension Option, the Borrower shall deliver to the Administrative Agent an Officers’ Certificate indicating that the Escrow Extension Option has been exercised and concurrently deposit into the Escrow Interest Reserve Account an amount equal to the amount necessary to pay accrued and unpaid interest on the Tranche B Loans from the date that is six months from the Closing Date to, but excluding, the date that is nine months from the Closing Date.

(i) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(j), subject to the provisions of this Section 2.10(i). All prepayments shall reduce the amortization payments required under Section 2.09 in order of maturity.

(j) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Loans shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) to the extent the date of the next expiring Interest Period with respect to Eurodollar Loans is no greater than 90 days after the date of prepayment of Loans pursuant to this Section 2.10, deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required

Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13; provided that if the next expiring Interest Period with respect to Eurodollar Loans is greater than 90 days after the date of prepayment of Loans pursuant to this Section 2.10, then such Eurodollar Loans shall be prepaid immediately as set forth in clause (B) above.

(k) Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or acquisition or sale, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii) subject any Lender to any Tax (except for (A) Indemnified Taxes or Other Taxes covered by Section 2.15 or (B) any Excluded Tax); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Tranche B Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender prepared in good faith setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and setting forth in reasonable detail the basis of such amounts and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to equal an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 5 Business Days after receipt thereof.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(1) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(2) Each payment on account of principal of the Loans shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by the Lenders, except with respect to a Disqualified Lender, in which case payment shall be applied solely to such Disqualified Lender’s Loans and not pro rata, subject to any necessary Gaming Approvals.

(3) For the avoidance of doubt, the provisions of this Section shall not be construed to apply to the assignments and participations described in 10.04.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Setoff. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant described in Sections 2.10(l) and 10.04.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Taxes.

(a) Payments Free of Taxes. Unless required by applicable Law (as determined in good faith by the applicable withholding agent), any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to any Lender or Agent shall be made free and clear of and without reduction or withholding for any Taxes; provided that if any Loan Party or other applicable withholding agent shall be required by Law to deduct any Taxes from or in respect of any sum paid or payable by any Loan Party to any Lender or Agent under any of the Loan Documents, then (i) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions or withholdings (including such deductions or withholdings applicable to additional sums payable under this Section 2.15) have been made, each Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Loan Party or other applicable withholding agent shall make such deductions or withholdings and (iii) the applicable Loan Party or other applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by Loan Parties. Without limiting the provisions of paragraph (a) above, the relevant Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by Borrower. The Loan Parties shall, without duplication of additional amounts paid pursuant to Section 2.15(a), indemnify each Agent and Lender (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) imposed on such Tax Indemnitee by any Governmental Authority in connection with this Agreement or any other Loan Document and reasonable expenses arising therefrom or with respect thereto, regardless of whether such Indemnified Taxes or Other Taxes were correctly or legally imposed, asserted or otherwise determined to be payable by the relevant Governmental Authority. A certificate, prepared in good faith, as to the amount of such payment or liability and setting forth in reasonable detail the calculation of such payment or liability delivered to the Borrower (with a copy to the Administrative Agent) by the Tax Indemnitee or by an Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of any Taxes by any Loan Party that such Loan Party is required to pay pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Each Lender shall, at the time or times prescribed by applicable Law and at such time or times reasonably requested by Borrower or the Administrative Agent, provide Borrower and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any applicable withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation referenced below in this Section 2.15(e)) expired, obsolete or inaccurate in any material respect, or upon the reasonable request of the Borrower or the Administrative Agent, deliver promptly to Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by Borrower or the Administrative Agent) or promptly notify Borrower and the Administrative Agent in writing if such Lender is not legally eligible to deliver such documentation under applicable Law.

Without limiting the generality of the foregoing:

(i) Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Foreign Lender shall deliver to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(I) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(II) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit P (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(IV) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership, or is a Foreign Lender that has transferred its beneficial ownership to a participant), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by an Internal Revenue Service Form W-8ECI, Internal Revenue Service W-8BEN, United States Tax Compliance Certificate, Internal Revenue Service Form W-9, Internal Revenue Service Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner(s)), or

(V) two copies of any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax on any payments to such Lender under the Loan Documents, duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender or the Administrative Agent under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) and 1472(b) of the Code, as applicable) and such Lender or the Administrative Agent is entitled to an exemption from such withholding, such Lender and the Administrative Agent shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower and/or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender or the Administrative Agent has complied with its obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If and to the extent that a Tax Indemnitee determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, then such Tax Indemnitee shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Tax Indemnitee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Tax Indemnitee); provided that the applicable Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Tax Indemnitee in the event such Tax Indemnitee is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Tax Indemnitee to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other person.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder or if Borrower exercises its replacement rights under Section 10.02(d) or if any Lender is a Disqualified Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13 from the assignee or Borrower);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law, including any Gaming Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 2.17 Net Cash Proceeds from Casualty Events.

(a) This Section 2.17 shall apply to all Net Cash Proceeds from Casualty Events in excess of $5,000,000 arising from any particular Casualty Event received by any Loan Party (i) in the case of such Net Cash Proceeds related to the Project, from and after the Opening Date and (ii) in the case of such Net Cash Proceeds that are not applicable to the Project, at all times. Any such Net Cash Proceeds (other than those described in subsection (b) below) shall be applied to the prepayment of the Obligations in accordance with Sections 2.10 and 2.14, unless each of the following conditions are satisfied or waived by the Required Lenders as required pursuant to Section 2.17(c) or 2.17(d), as the case may be, within 90 Business Days (or, in the case of such Net Cash Proceeds described in Section 2.17(d), 120 Business Days) after any Loan Party’s receipt of such Net Cash Proceeds, in which event such amounts shall be applied to the repair or restoration of the Project in accordance with the terms of such Sections:

(i) the Borrower certifies (and the Construction Consultant, in the exercise of its reasonable business judgment, acknowledges that such certification is reasonable), that the damage or destruction or Event of Eminent Domain giving rise to such Net Cash Proceeds does not constitute the destruction of all or substantially all of the Project;

(ii) no Event of Default has occurred and is continuing (other than a Default or an Event of Default arising under Section 8.01(c), 8.01(d) or 8.01(e), in each case resulting solely from such Casualty Event or Event of Eminent Domain) at the time of such damage or destruction or Event of Eminent Domain and after giving effect to any proposed repair and restoration, no Event of Default would reasonably be expected to result from such damage or destruction or proposed repair and restoration or Event of Eminent Domain;

(iii) the Borrower certifies (and the Construction Consultant, in the exercise of its reasonable business judgment, acknowledges that such certification is reasonable), that repair or restoration of the Project to a condition substantially similar to the condition of the Project immediately prior to the event or events to which the relevant Insurance Proceeds or Eminent Domain Proceeds, as the case may be, relate, is technically and economically feasible within an 18-month period after receipt of any such Insurance Proceeds or Eminent Domain Proceeds, and that a sufficient amount of funds is or will be available to the relevant Loan Party to make such repairs and restorations;

(iv) the Borrower delivers to the Administrative Agent and the Construction Consultant a plan describing in reasonable detail the nature of the repairs or restoration to be effected and the anticipated costs and schedule associated therewith (the “Repair Plan”), and the Construction Consultant, in the exercise of its reasonable judgment, acknowledges that the Repair Plan is achievable;

(v) the Borrower certifies that a sufficient amount of funds is or will be available to the Borrower to make all payments on Indebtedness which will become due during and following the repair period and prior to the completion of such repairs or restoration and, in any event, to maintain compliance with the covenants set forth in Section 6.09 during such repair period;

(vi) the Borrower reasonably expects it or the appropriate Loan Party to obtain any Permit necessary to proceed with the repair and restoration of the Project; and

(vii) the proposed repair or restoration is not prohibited by any of the other Financing Agreements.

(b) (i) The Loan Parties shall have the right to use up to an amount of $25,000,000 of Insurance Proceeds and/or Eminent Domain Proceeds received by the Loan Parties for each single loss or series of related losses (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness), to repair, restore and/or replace the Property with respect to which such Insurance Proceeds and/or Eminent Domain Proceeds relate and Sections 2.10 and 2.17 (other than this Section 2.17(b)(i)) shall not apply to such proceeds.

(ii) If, subject to Section 2.17(b)(i), there shall occur any damage, destruction or Event of Eminent Domain of or with respect to the Project with respect to which Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) for any single loss or series of related losses not in excess of $25,000,000 are payable (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness), such Insurance Proceeds and/or Eminent Domain Proceeds shall be held by the Administrative Agent in a Funding Account and released by the Administrative Agent to the relevant Loan Party(ies) in amounts from time to time necessary to make payments for work undertaken towards repair, restoration or reconstruction necessitated by such event(s), upon presentation of documentation reasonably satisfactory to the Administrative Agent supporting such requested payments.

(c) Provided that the conditions set forth in Section 2.17(a) have been waived by the Required Lenders, or have been satisfied, if there shall occur any Casualty Event or Event of Eminent Domain of or with respect to the Project with respect to which Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) for any single loss or series of related losses in excess of $25,000,000 (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness) but not in excess of $50,000,000 (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness), are payable, such Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) shall be held by the Administrative Agent in a Funding Account and released by the Administrative Agent to the relevant Loan Party(ies) in accordance with subsection (e) below.

(d) Provided that the conditions set forth in Section 2.17(a) above have been waived by the Required Lenders, or have been satisfied, if there shall occur any damage, destruction or Event of Eminent Domain of or with respect to the Project with respect to which Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) for any single loss or series of related losses in excess of $50,000,000 are payable (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness), such Insurance Proceeds and/or Eminent Domain Proceeds shall be held by the Administrative Agent in a Funding Account and released by the Administrative Agent to the relevant Loan Party(ies) in accordance with subsection (e) below.

(e) Except as provided in Section 2.17(b), amounts which are to be applied to repair or restoration of the Project pursuant to this Section 2.17 or to fund actual or contemplated debt service costs with respect to Indebtedness under the Financing Agreements shall be disbursed by the Administrative Agent from the applicable Funding Account in accordance with the procedures set forth in this Section 2.17(e). The Administrative Agent shall release Insurance Proceeds and/or Eminent Domain Proceeds for application toward such repairs or restoration or debt service, conditioned upon the relevant Loan Party’s delivery to the Administrative Agent of a certificate from the Borrower (I) describing in reasonable detail (x) the nature of the repairs or restoration to be effected with such release and certifying that such repairs or restoration are materially consistent with, and shall be undertaken in accordance with, the Repair Plan or (y) the debt service costs to be funded with such release (including by deposit into reserve accounts established under the Disbursement Agreement), (II) stating the cost of such repairs or restoration, which shall be no less than the amount of Insurance Proceeds and/or Eminent Domain Proceeds requested in such release, and that such requested release amount will be applied to the cost thereof, (III) stating that the aggregate amount requested in respect of such repairs or restoration and the debt service costs to be funded (including by deposit to reserve accounts) (when added to any other Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) or funds otherwise made available to the Loan Parties) does not exceed the cost of such repairs or restoration (including debt service costs) and that a sufficient amount of funds is or will be available to the relevant Loan Party(ies) to complete such repair or restoration and (IV) stating that neither a Default nor an Event of Default has occurred and is continuing (other than a Default or an Event of Default arising under Section 8.01(c) 8.01(d) or 8.01(e), in each case resulting solely from such damage or destruction or Event of Eminent Domain (provided that in any event no Default or Event of Default under Section 8.01(a) shall have occurred and be continuing).

(f) The Borrower agrees to use commercially reasonably efforts to obtain such additional title insurance, title insurance endorsements, mechanic’s lien waivers, certificates, opinions or other matters as may reasonably be requested by the Required Lenders as necessary or appropriate in connection with such repairs or restoration of the Project or to preserve or protect the Lenders’ interests hereunder and in the applicable Collateral.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders on the Closing Date that:

SECTION 3.01 Organization; Powers. Each Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, limited liability company or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

(a) Each Loan Party has the corporate, limited liability company or other organizational power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Borrower, to borrow and issue Indebtedness hereunder and under the Financing Agreements. Each Loan Party has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance of the Loan Documents and the Financing Agreements to which it is a party and, in the case of Borrower, to authorize the borrowings and issuances of Indebtedness on the terms and conditions of this Agreement and the other Financing Agreements.

(b) Each Loan Document and Financing Agreement has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document and Financing Agreement upon execution by all parties thereto will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.03 No Consents; No Conflicts; No Defaults.

(a) No material consent or material authorization of, material filing with, material notice to or other act by or in respect of, any Governmental Authority or any person is required to be obtained, made or taken by any Loan Party in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, any of the other Loan Documents or any of the other Financing Agreements, except (i) consents, authorizations, filings, notices and other acts, including Gaming Approvals, Gaming Licenses and Liquor Licenses, described in Schedule 3.03, which consents, authorizations, filings, notices and other acts have, unless otherwise indicated on Schedule 3.03, been obtained, made or taken (or waived) and are in full force and effect, (ii) the filings and actions referred to in Section 3.19 and (iii) ministerial filings and filings with respect to notices given or issued to Governmental Authorities, including notices as to the status of construction of the.

(b) The execution, delivery and performance of this Agreement, the other Loan Documents and the Financing Agreements, the borrowings hereunder and the use of the proceeds thereof will not violate (i) any Requirement of Law, including any Gaming Law, (ii) any Contractual Obligation of any Loan Party or (iii) the Organizational Documents of any Loan Party, except in the cases of clauses (i) and (ii), to the extent that any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any material Requirement of Law or any such Contractual Obligation (other than the Liens created, or permitted to be incurred, by the Security Documents).

(c) No Loan Party is in default in any material respect under or with respect to any Material Agreement.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at December 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of Holdings and its consolidated Subsidiaries’ operations and consolidated cash flows for such fiscal year. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved, except as noted therein.

(b) No Liabilities. Other than as disclosed on Schedule 3.04(b), as of the Closing Date, the Loan Parties do not have any material Contingent Obligations, material contingent liabilities or liabilities for Taxes, or any long term leases or unusual forward or long term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transactions or other obligations in respect of derivatives, that are not reflected in the most recent financial statements referred to in this Section 3.04, except for the Obligations.

(c) No Material Adverse Effect. Since December 31, 2011, there have been no developments or events that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect.

(d) Projections. The projections, forward-looking statements, estimates and pro forma financial information contained in the Confidential Information Memorandum or in this Agreement, any other Loan Document, or any other document, certificate or statement furnished to the Agents, the Arrangers or the Lenders (including, without limitation, the Projections) are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Agents, the Arrangers and the Lenders that such projections, forward-looking statements, estimates and pro forma financial information are not to be viewed as facts and are subject to material contingencies and assumptions, many of which are beyond the control of the Loan Parties, and that actual results during the period or periods covered by any such projections, forward-looking statements, estimates and pro forma financial information may differ materially from the projected results.

SECTION 3.05 Properties.

(a) Generally. The Loan Parties are the sole owners of, and have legal title to, or a valid right to use, all of their property necessary to the operation of their businesses, and none of such property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description (other than claims, liabilities, obligations, charges or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect) or to any Lien, other than Permitted Liens.

(b) Real Property.

(i) As of the Closing Date, Schedule 3.05(b)(i) sets forth a true, complete and correct list of all Real Property, including a brief description thereof. Borrower has delivered to the Administrative Agent true, complete and correct copies of all such leases as in effect on the Closing Date.

(ii) Assuming completion of the work contemplated in the Plans and Specifications, all Real Property and the current use thereof comply with all applicable Requirements of Law (including applicable building and zoning ordinances and codes) and with all Insurance Requirements, and none of the Loan Parties are non-conforming users of such Real Property, except, in each case, where noncompliance or such non-conforming use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iii) No Taking has been commenced with respect to all or any portion of any Real Property or for the relocation of roadways providing access to such Real Property, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv) Except for those disclosed in the Title Policies or as set forth on Schedule 3.05(b)(iv), as of the Closing Date (x) there are no current or pending special or other assessments (other than for ad valorem taxes) for public improvements or otherwise affecting any Real Property, nor (y) are there any contemplated improvements to such Real Property that may reasonably be expected to result in such special or other assessments, in any case that would reasonably be expected to result in a Material Adverse Effect.

(v) None of the Loan Parties has suffered, permitted or initiated the joint assessment of any Real Property with any other real property constituting a separate tax lot that is not owned by a Loan Party or is not subject to a Mortgage. As of the Closing Date, the Mortgaged Properties have been properly subdivided or entitled to exception therefrom, and for all purposes the Mortgaged Properties may be mortgaged, conveyed and otherwise dealt with as separate legal lots or parcels.

(vi) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) all approvals from Governmental Authorities having jurisdiction over the Land and Improvements, including, but not limited to, building permits, street openings or closings, zoning or use permits, variances or special exceptions, zoning reclassifications, setback requirements however established, and approvals of fire underwriters, have been obtained for the portion of the Improvements that have been constructed, to the extent required under applicable Law, and to the extent so obtained, have not been withdrawn, (B) the construction of the Improvements shall be performed in conformity with all applicable Laws, and the Plans and Specifications, (C) the Plans and Specifications to the extent required by applicable law, have been approved by all applicable Governmental Authorities and (D) all construction heretofore performed on the Improvements has been performed within the perimeter of the Land in accordance with the Plans and Specifications and all applicable Governmental Authorities, and in accordance with any restrictive covenants applicable thereto. Assuming completion of the work contemplated in the Plans and Specifications, there are no existing material structural defects in the Improvements and no material violation of any governmental requirements exists with respect thereto. The anticipated use thereof complies with applicable zoning ordinances and all regulations affecting the Project and all governmental requirements for such use have been satisfied, to the extent required to be satisfied at such time, except to the extent such noncompliance or failure to satisfy government requirements would not reasonably be expected to result in a Material Adverse Effect.

(vii) As of the Closing Date, except as set forth on Schedule 3.05(b)(vii), there are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Real Property (other than those restrictions on transfer set forth in, or otherwise permitted under, the Loan Documents, including, without limitation, Permitted Liens).

(viii) (A) Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, (i) all utility services necessary for the current state of construction of the Project are available, including, without limitation, public sanitary sewer service and storm sewers, public water, electricity, gas and telephone service, and (ii) all permits and approvals have been obtained or are available so that the Improvements may be hooked up to the public sanitary sewer service, which public sanitary sewer service shall be available to the full extent required for the full operation of the Project and shall permit the discharge of sewage for the types and amounts anticipated to be produced from the Project. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, after the Closing Date, the Borrower reasonably expects to have all utilities available, as and when necessary, to complete the construction of the Improvements.

(B) Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower reasonably expects that as of the Opening Date, all public sanitary sewer service and storm sewers necessary for the full operation of the Project will be available at the title lines of the Land (or, if they pass through adjoining private land, in accordance with valid public or unencumbered private easements which inure to the benefit of Borrower and any applicable Loan Parties and run with the Land, copies of which have been delivered to the Administrative Agent).

(C) As of the Opening Date, the Project shall have all hot and chilled water for purposes of heating and air conditioning, electricity, and gas services necessary for the operation of the Project at the title lines of the Land (or, if they pass through adjoining private or public land, in accordance with valid public or unencumbered private easements or licenses which inure to the benefit of Borrower and any applicable Loan Parties and run with the Land, copies of which have been delivered to the Administrative Agent).

(ix) All roads necessary for the utilization of the Real Property related to the Project Site for its current and intended purposes are indicated on the Survey and provide adequate public access to the Project Site for its current and intended purposes.

(x) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no building or structure constituting Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant affecting such Real Property or encroaches on any easement or on any property owned by others.

(c) Landmark Status. The Real Property and the site conditions thereof are not preserved as landmarks or historic sites in such way that would reasonably be expected to have a Material Adverse Effect on the Real Property.

(d) Budget. The In-Balance Certificate delivered on the Escrow Release Date is a true, correct and complete statement in all material respects of the proposed sources and uses for the development and completion of the Project as of the Escrow Release Date. As of the Closing Date the Project Budget and all of the amounts set forth therein, present a true, full and complete statement in all material respects of all Project Costs reasonably anticipated by the Borrower to be incurred in connection with the development and completion of the Project in accordance with this Agreement. As of the Closing Date no material capital expenditures with respect to the Real Property are being incurred or are to the Borrower’s knowledge reasonably necessary, except as specified in the Project Budget.

(e) Project Property. The Real Property set forth on Schedule 3.05(e) constitutes all of the real property currently owned or leased by the Loan Parties and used in the development of the Project, and no other Real Property is necessary to complete the development of the Project and begin operations.

SECTION 3.06 Intellectual Property.

(a) Ownership No Claims. Each Loan Party owns, or is licensed or otherwise has the right to use, all Intellectual Property that is material to the conduct of its business as currently conducted except as would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no claim has been asserted or is pending by any person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property within the past three (3) years, nor as of the Closing Date does Borrower know of any valid basis for any such claim, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of Borrower, the use by each Loan Party of the Intellectual Property that is material to the conduct of its business as currently conducted, does not infringe on the rights of any person, which infringement, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(b) Trademarks. As of the Closing Date, Schedule 3.06(b) (i) identifies each of the registrations and pending applications for material trademarks, service-marks and trade names currently registered by, made by or otherwise held by the Loan Parties (other than Excluded Property) and identifies which such person registered, made or otherwise holds, or filed an application with respect to, such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(c) Patents. As of the Closing Date, Schedule 3.06(c) (i) identifies each of the material patents and patent applications currently owned or made by the Loan Parties and identifies which such person applied for or owns such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective patent or application numbers and applicable dates of issuance or application and expiration.

(d) Copyrights. As of the Closing Date, Schedule 3.06(d) (i) identifies each of the material copyrights applications and registrations currently registered or applied for by the Loan Parties and identifies which such person applied for or registered such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(e) Licenses. As of the Closing Date, Schedule 3.06(e) identifies all licenses, sublicenses and other agreements relating to Intellectual Property (excluding Intellectual Property available on a commercial basis in the ordinary course) to which any of the Loan Parties is a party that are material to the conduct of such person’s business and pursuant to which (i) any of the Loan Parties is a licensor, sub-licensor, licensee or sub-licensee or the equivalent or (ii) any other person is authorized to use any Intellectual Property of a Loan Party as a licensee, sub-licensee or the equivalent.

SECTION 3.07 Equity Interests and Subsidiaries.

(a) The persons listed on Schedule 3.07(a) constitute all the Subsidiaries of Borrower as of the Closing Date. Schedule 3.07(a) sets forth, as of the Closing Date, (i) the name and jurisdiction of formation of Holdings and the Borrower and each of its Subsidiaries and (ii) the persons that own its Equity Interests and the percentage and number of each class of Equity Interests owned by any such person. Such Equity Interests have been validly issued and are owned free and clear of any Liens or restrictions on transfer (other than restrictions on transfer that may be imposed by Gaming Laws once such entity has been licensed or registered thereunder). As of the Closing Date, each such Subsidiary is a Wholly Owned Subsidiary of Borrower.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, officers or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower.

(c) An accurate organizational chart, showing the ownership structure of Holdings and the Borrower and each of its Subsidiaries, if any, on the Closing Date is set forth on Schedule 3.07(c).

SECTION 3.08 Litigation; Compliance with Laws. Except as set forth on Schedule 3.08, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened in writing by or against any Loan Party, or against any of their respective properties or revenues (a) as of the Closing Date, with respect to any of the Financing Agreements or any of the transactions contemplated hereby or thereby or (b) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements. As of the Closing Date, no Requirement of Law or Contractual Obligation applicable to any Loan Party would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Schedule 3.09 accurately and completely lists all Material Agreements to which any Loan Party is a party which are in effect on the Closing Date and Borrower has delivered to the Administrative Agent complete and correct copies of all such Material Agreements as of the Closing Date, including any amendments, supplements or modifications with respect thereto entered into on or prior to the Closing Date, and all such Material Agreements are in full force and effect as of the Closing Date.

SECTION 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.11 Investment Company Act; Other Regulations. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” subject to regulation under, the Investment Company Act of 1940, as amended. None of the Loan Parties is subject to regulation under the Federal Power Act or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness (other than the Gaming Laws and laws of general applicability) or which may otherwise render all or any portion of the Obligations unenforceable.

SECTION 3.12 Use of Proceeds. Borrower will use the proceeds of Tranche B Loans made on the Closing Date (a) to repay on the Escrow Release Date all outstanding Indebtedness owed in connection with the LoanCore Note, and payment of transaction costs, fees and expenses incurred in connection with this Agreement, the other Financing Agreements and the other transactions contemplated hereby, (b) to fund the costs and expenses of the renovation, remodel, construction and development of the SLS Las Vegas (including, without limitation, Project Costs), (c) to fund the costs and expenses in connection with the opening and initial operations of the SLS Las Vegas, (d) to fund as of the Escrow Release Date, the Interest Reserve Account for the first 24 months following such date, (e) to fund the costs and expenses associated with the operations of the Project, and (f) to fund fees and expenses incurred in connection with the foregoing, including, without limitation, working capital, transaction costs and expenses.

SECTION 3.13 Taxes.

(a) Each of the Loan Parties has timely filed, or caused to be timely filed, all material Tax returns that are required to have been filed by it in any jurisdiction. Each of the Loan Parties has paid all Taxes shown to be due and payable on such returns and all other material Taxes payable by it (including in its capacity as withholding agent), to the extent the same have become due and payable (other than those Taxes it is contesting in good faith and by appropriate proceedings in accordance with applicable Law (or which have been subject to such a contest) and with respect to which such Loan Party has established adequate reserves in accordance with GAAP). There is no current, and Borrower is aware of no proposed or pending, Tax assessments, deficiencies, audits or other claims against any of the Loan Parties that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) There are no Liens for Taxes on any of the properties of the Loan Parties other than Liens permitted pursuant to Section 6.02.

SECTION 3.14 No Material Misstatements. No statement or information (excluding projections, forward-looking statements, estimates, pro forma financial information (as such pro forma financial information relates to future events or forward-looking circumstances) and information of a general, economic or industry nature) contained in the Confidential Information Memorandum or in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Agents, the Arranger or the Lenders, or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole and as updated from time to time (but without any obligation on behalf of any Loan Party to provide such update, except expressly as set forth herein), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.

SECTION 3.15 Labor Matters. There are no strikes, stoppages, lockouts, slowdowns or other labor disputes pending against any Loan Party, or to the knowledge of Borrower, threatened against any Loan Party, in each case that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The hours worked by, and payments made to, employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters, in any manner which would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. All payments due from any Loan Party on account of employee health and welfare insurance that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Loan Party.

SECTION 3.16 Solvency. As of the Closing Date, both prior to and after giving effect to the transactions contemplated hereby and under the other Financing Agreements (including, without limitation, any Debt Issuance contemplated thereby, and after giving effect to the application of the proceeds thereof), the Loan Parties, taken as a whole on a consolidated basis, are “Solvent.”

SECTION 3.17 Employee Benefit Plans. Except in each case, as would not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or would reasonably be expected to occur, (b) no liability to the PBGC (other than required premium payments) or the Internal Revenue Service in respect of any Employee Benefit Plan, or to any Employee Benefit Plan or any trust established under Title IV of ERISA has been or would reasonably be expected to be incurred by any Company or any of their respective ERISA Affiliates, and (c) the actuarial present value of all benefit liabilities under each Pension Plan (based on those assumptions that would be used to determine whether each such Pension Plan could be terminated in a standard termination under Section 4041(b) of ERISA) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of their respective ERISA Affiliates. As of the most recent valuation date for each Multiemployer Plan for which an actuarial report is available, the potential liability of the Loan Parties and their ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18 Environmental Matters. Except as set forth on Schedule 3.18:

(a) Each of the Loan Parties is, and, during the past three years has been, in compliance with all applicable Environmental Laws and Environmental Permits applicable to the Real Property, except as would not reasonably be expected to result in a Material Adverse Effect.

(b) There has not been a Release of Hazardous Materials at, on, under or from the Real Property, or at any other location to which any Loan Party has sent Hazardous Material for treatment, storage, or disposal for which any Loan Party would reasonably be expected to incur liability, in each case which would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there is no Environmental Claim to which any of the Loan Parties is named as a party that is pending or, to the knowledge of Borrower, threatened in writing.

(d) Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or otherwise liable for a Release of Hazardous Materials at the Real Property under any other Environmental Law.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties has (i) entered into any written consent decree, order, or settlement or other agreement that remains outstanding, or is subject to any judgment, decree, or order, in any judicial, administrative, arbitral, or other forum for dispute resolution, pertaining to compliance with or liability under any Environmental Law or as a result of any Environmental Claim or (ii) assumed by contract or, to the knowledge of the Borrower, by operation of law any specific liabilities under any Environmental Law or for any Hazardous Materials.

SECTION 3.19 Security Documents.

(a) Pledge Agreement and Security Agreement. Each of the Pledge Agreement and the Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and the proceeds and products thereof to the extent such Collateral is subject to the UCC; provided that licensing by the Gaming Authorities or other Gaming Approvals may be required to enforce and/or exercise certain rights and remedies under such agreements. In the case of the certificated Pledged Stock (as defined in the Pledge Agreement), when any stock or membership certificates representing such certificated Pledged Stock are delivered to the Collateral Agent with a corresponding endorsement in blank or transfer instrument with respect thereto endorsed in blank, and in the case of the other Collateral (excluding deposit accounts and Intellectual Property) described in the Security Agreement to the extent such Collateral is subject to the UCC, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) and such other filings and actions as are specified in the Pledge Agreement and the Security Agreement are made and taken (including, upon any of the Loan Parties’ licensure by or registration with the Gaming Authorities, the receipt of approval from the Gaming Authorities of the pledges of Equity Interests of such Loan Parties), each of the Pledge Agreement and the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Secured Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens).

(b) Escrow and Security Agreement. The Escrow and Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Escrow Account and Escrow Property. When all actions as are specified in the Escrow and Security Agreement are made and taken, the Escrow and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Escrow Account and Escrow Property and the proceeds and products thereof, as security for the Secured Obligations.

(c) Mortgages. On the Escrow Release Date, with respect to each Mortgaged Property, the related Mortgage will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, the property described therein, any improvements thereon and any fixtures related thereto and the proceeds and products thereof, and when such Mortgage is recorded in the offices specified on Schedule 3.19(c), such Mortgage shall constitute a perfected Lien on, and security interest in, the property described therein, all improvements thereon and all fixtures related thereto, and the proceeds and products thereof, as security for the Secured Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens).

(d) Intellectual Property Security Agreements. The Intellectual Property Security Agreements, together with the Security Agreement, are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the

Intellectual Property Collateral described therein and the proceeds and products thereof; provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws. With respect to domestic Intellectual Property Collateral, upon (i) the filing and recordation of the Intellectual Property Security Agreements in the appropriate indices of the United States Patent and Trademark Office relative to patents and trademarks (within three months after the Closing Date), and the United States Copyright Office relative to copyrights (within 30 days after the Closing Date), together with payment of all requisite fees, and (ii) the filing of financing statements in appropriate form for filing in the offices specified on Schedule 3.19(d) (which financing statements have been duly completed in accordance with applicable Requirements of Law), the Intellectual Property Security Agreements, together with the Security Agreement, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral and the proceeds and products thereof, as security for the Secured Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens).

(e) Control Agreements. Each of the Control Agreements, together with the Security Agreement, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the accounts described therein and the proceeds and products thereof; provided that certain Gaming Approvals may be required to enforce and/or exercise certain rights and remedies thereunder. Upon the execution of the Security Agreement and each Control Agreement, each such Control Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the accounts described therein and the proceeds and products thereof, as security for the Secured Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Liens permitted under Sections 6.02(a), (c) and (s)).

SECTION 3.20 Permits. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) each Loan Party has obtained and holds all Permits required as of the date this representation is deemed made in respect of all Real Property and any other property currently owned, leased or otherwise operated by or on behalf of, or for the benefit of, such Person, for the operation of its business at such date, (b) each Loan Party has performed and observed all requirements of such Permits (to the extent required to be performed by the date this representation is deemed made) and (c) as of the Closing Date no other Permits are required for the commencement of renovation.

SECTION 3.21 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.22 Flood Insurance Laws. No Mortgage encumbers improved real property which is located in an area that has been identified by the Director of the Federal Emergency Management Agency (“FEMA”) as an area having special flood hazards and in which flood insurance has been made available under Flood Insurance Laws (except any Mortgaged Properties as to which such flood insurance as required by Flood Insurance Laws has been obtained and is in full force and effect as required by this Agreement or the other Loan Documents).

SECTION 3.23 Insurance. Each of the Loan Parties is insured by insurers of recognized financial responsibility (as of the date such insurance was purchased) against such losses and risks and in such amounts as are customary in the businesses in which it is engaged, for companies located in a similar geographic area, taking into account the activities and relative size (as compared to other similarly situated companies) of the Loan Parties and in any event in accordance with Section 5.04.

SECTION 3.24 Compliance with Gaming Laws. Incurrence of the Obligations by the Loan Parties under the Loan Documents complies with all applicable provisions of the Gaming Laws, subject to any informational filings or reports required by the Gaming Authorities and subject to the receipt of requisite Gaming Approvals for the pledges of Equity Interests of the Loan Parties that are or will be licensed by or registered with the Gaming Authorities and except for all Casino Licenses and Liquor Licenses to be obtained by the Loan Parties relating to the Project, which approvals and licenses shall be sought, diligently and in good faith by Borrower prior to the Opening Date.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and

(ii) a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of Borrower, confirming that there has been no event or circumstance since December 31, 2011 which has resulted in, or which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(d) Financial Statements; Pro Forma Financials; Projections. The Arranger shall have received the financial statements and forecasts described in Section 3.04.

(e) Indebtedness. After giving effect to the transactions contemplated hereby, no Company shall have outstanding any Indebtedness other than (i) the Loans and Credit Extensions hereunder, (ii) the Indebtedness listed on Schedule 6.01(c) (including the LoanCore Note) and (iii) Indebtedness owed to Borrower or any Guarantor.

(f) Opinions of Counsel. The Administrative Agent shall have received a favorable written opinion of (i) Davis Polk & Wardwell LLP, special counsel for the Loan Parties, (ii) Paul Hastings LLP, counsel to the SBE Entities in California, (iii) Richards, Layton & Finger P.A., counsel to the Loan Parties in Delaware and (iv) Lewis and Roca LLP, counsel to the Loan Parties in Nevada, in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) in a form reasonably satisfactory to the Administrative Agent.

(g) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit Q, dated the Closing Date and signed by a Financial Officer of Borrower.

(h) Amendment to JV Agreement. The Administrative Agent shall have received a copy of the amendment to the Borrower’s Third Amended and Restated Limited Liability Company Agreement, dated as of June 20, 2011, in form and substance reasonably satisfactory to the Administrative Agent.

(i) Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least 3 Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including (i) the reasonable legal fees and expenses of Cahill Gordon & Reindel LLP, special counsel to the Agents, Brownstein Hyatt Farber Schreck, LLP, special Nevada real estate and gaming counsel to the Agents and (ii) the fees and expenses of any consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(j) Personal Property Collateral Requirements. The Collateral Agent shall have received:

(i) all certificates, agreements, acknowledgements or instruments representing, acknowledging or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note executed by and among the Loan Parties, accompanied by an instrument of transfer undated and endorsed in blank;

(iii) all other certificates, agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all “Chattel Paper”, all “Instruments” and all “Investment Property” of each Loan Party (as each such term is defined in the Security Agreement and the Pledge Agreement and to the extent required by the Security Agreement and the Pledge Agreement);

(iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(v) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents (other than the Mortgage); and

(vi) the Control Agreements (other than those required by the terms of Escrow Release Conditions), in each case as referred to in the Security Agreement and duly executed by the appropriate parties.

(k) Subordination Agreement. The Administrative Agent shall have received an executed counterpart of the Subordination Agreement.

(l) Completion Guarantee. The Administrative Agent shall have received an executed counterpart of the Completion Guarantee.

(m) Construction Documents. The Administrative Agent and the Construction Consultant shall have received the following:

(i) copies of (A) General Construction Agreement; (B) Architectural Services Agreement; (C) DMA; and (D) Hotel Management Agreement; and

(ii) a plan and cost review report from the Construction Consultant.

(n) Representations and Warranties. Each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects (except where already qualified as to materiality) on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date.

(o) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 10.13.

(p) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested.

(q) No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.

(r) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making the Loans to be made by it. It is understood and agreed that if any Lender is restrained by any occurrence set forth above, no other unaffected Lender shall be relieved from its obligation to make Loans subject to satisfaction of the conditions hereunder.

(s) Perfection of Security Interest in Escrow Arrangement. The Administrative Agent shall have a valid and perfected security interest in, and a Lien on, all of the Borrower’s rights (i) under the Escrow and Security Agreement and (ii) in the Escrow Property, in each case for so long as the Escrow Property remains in the Escrow Account pursuant to the terms of the Escrow and Security Agreement.

(t) Escrow Interest Reserve. On the Closing Date, the Borrower shall have deposited $19,933,333.33 into the Escrow Interest Reserve Account.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that from and after the Closing Date and until the Tranche B Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, Etc. Furnish to the Administrative Agent:

(a) Annual Reports. As soon as available, but in any event not later than 90 days after the end of each fiscal year (120 days in the case of the first fiscal year after the Closing Date), a copy of the audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception (other than any qualification for periods ending prior to the Opening Date that advises of the development stage nature of the Holdings and its consolidated Subsidiaries) or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or another independent certified public accountants of nationally recognized standing; and

(b) Quarterly Reports. As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year, the unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes);

all such financial statements delivered pursuant to this Section 5.01 shall be complete and correct in all material respects (in the case of financial statements delivered pursuant to subsection (b) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants or Responsible Officer referred to above, as the case may be, and disclosed therein). The requirements of Sections 5.01(a) and (b) may be satisfied through the delivery of a Form 10-K or Form 10-Q containing the consolidated financial statements of Holdings and its consolidated Subsidiaries required under Sections 5.01(a) and (b), respectively (subject to, in the case of Section 5.01(a), delivery of the report required thereunder and, in the case of Section 5.01(b), delivery of the Responsible Officer certificate required thereunder);

(c) Financial Officer’s Certificate. (1) Concurrently with the delivery of the financial statements referred to in Section 5.01(a), to the extent such financial statements cover a period when Section 6.09 is applicable, to the extent available on commercially reasonable terms and in accordance with the standards of the Public Company Accounting Oversight Board (United States), a written statement of the independent certified public accountants reporting on such financial statements stating (A) whether in connection with their audit examination, such independent certified public accountants obtained knowledge of any condition or event that constitutes an Event of Default as a result of failure to comply with Section 6.09 (to the extent applicable) and (B) if such independent certified public accountants obtained knowledge of such a condition, the nature thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of such an Event of Default; and

(2) Concurrently with the delivery of any financial statements pursuant to Section 5.01(a) or (b), (i) a certificate of a Financial Officer of the Loan Parties stating that such Financial Officer has obtained no knowledge of the existence of any Default or Event of Default that is continuing except as specified in such certificate, (ii) to the extent such financial statements cover a period when Section 6.09 is applicable, a Compliance Certificate showing calculations for determining compliance by the Loan Parties with Section 6.09 as of the last day of the applicable fiscal quarter or fiscal year, as the case may be covered by such financial statements and, if such Compliance Certificate demonstrates an Event of Default of any Financial Performance Covenant, a notice of intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.04 may be delivered with such Compliance Certificate and (iii) a list identifying each Unrestricted Subsidiary (if any) (and, in the event there are any Unrestricted Subsidiaries, a reconciliation or narrative explanation of such financial statements depicting or explaining the results of the Borrower, the Borrower and the Restricted Subsidiaries, on the one hand and the Unrestricted Subsidiaries on the other hand);

(d) Narrative Discussion. Within 45 days after the end of each fiscal quarter of Holdings after the Opening Date (other than the fourth fiscal quarter of a Fiscal Year) and within 90 days after the end of the fourth fiscal quarter of each fiscal year after the Opening Date, a narrative discussion and analysis of the financial condition and results of operations of each of the Loan Parties for such fiscal quarter and for the period from the beginning of the then current fiscal year (or if the then current fiscal year is the fiscal year in which the Opening Date has occurred, from the Opening Date) to the end of such fiscal quarter (provided that such discussion and analysis may be provided through delivery of a Form 10-K or Form 10-Q for Holdings covering such applicable period);

(e) Budgets. Commencing with the Opening Date, no later than the Opening Date, and no later than 90 days after the beginning of each fiscal year thereafter, a detailed consolidated budget of the Borrower and its Restricted Subsidiaries for such fiscal year (or portion thereof from the Opening Date through the end of such fiscal year), including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income and of projected cash flow (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that, at the time made, such Projections are based on estimates and assumptions believed by the Responsible Officer to be reasonable at the time made;

(f) Proceedings. Within 45 days after the end of the first three fiscal quarters of each fiscal year and within 90 days after the fourth fiscal quarter of each fiscal year (120 days in the case of the first fiscal year after the Closing Date), a schedule of all Proceedings involving an alleged liability of, or claims against, any Loan Party, equal to or greater than $5,000,000, and promptly after request by the Administrative Agent, such other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent and its counsel to evaluate any of such Proceedings (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege and in any event excluding any information concerning Proceedings relating to workers’ compensation claims);

(g) Insurance. Within 90 days after the end of each fiscal year commencing after the Opening Date, a certificate certifying that the insurance requirements of Section 5.04 have been implemented and are being complied with in all material respects (or if such requirements are not being met, an explanation as to why such requirements are not being met);

(h) Governmental Filings and Notices. Promptly upon request by the Administrative Agent, copies of any other material reports or documents that were filed by any Loan Party with any Governmental Authority and copies of any and all material notices and other material communications from any Governmental Authority with respect to any Loan Party; and

(i) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party, as the Administrative Agent or any Lender (through the Agent) may reasonably request (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege).

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within three Business Days of the occurrence or obtaining knowledge thereof):

(a) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Company, or any property of any Company (collectively, “Proceedings”) not previously disclosed in writing by Borrower to the Administrative Agent that would reasonably be expected to result in a Material Adverse Effect, or any material development in any such Proceeding, in each case together with such other information as may be reasonably available to the Loan Parties to enable the Administrative Agent and its counsel to evaluate such matters (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege and in any event excluding any information concerning Proceedings relating to workers’ compensation claims);

(b) copies of all notices provided to any Company pursuant to any documents evidencing Material Indebtedness relating to material defaults and promptly upon execution and delivery thereof, copies of all amendments to any of the documents evidencing Material Indebtedness;

(c) the institution of any special or other assessments (other than ad valorem taxes) for public improvements or otherwise affecting any Real Estate, or any contemplated improvements to such Real Estate that would reasonably result in such special or other assessments;

(d) the occurrence of any Default or Event of Default;

(e) the occurrence, or any Responsible Officer of a Loan Party obtaining knowledge of a forthcoming occurrence, of any ERISA Event and in any event within 10 days after any Responsible Officer of a Loan Party knows of such ERISA Event, a written notice specifying the nature thereof, what actions the affected Loan Party or ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(f) at the request of the Administrative Agent following the occurrence of any Event of Default, a complete and accurate list of the names and addresses of each Subcontractor; and

(g) any other developments or events that, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to clauses (a) and (g) of this Section 5.02 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

SECTION 5.03 Existence; Businesses and Properties.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence and with respect to each Subsidiary of the Borrower, in each case remain a Wholly Owned Subsidiary of Borrower and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.05 or Section 6.06 and except, in the case of subsection (ii) above, to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Keep all property and systems material to the operation of the business of the Loan Parties in good working order and condition, ordinary wear and tear, accidents and force majeure and, casualty and condemnation events, excepted.

(c) Maintain, as of a particular date, all rights of way, easements, grants, privileges, licenses (including, without limitation, Casino Licenses and Liquor Licenses), certificates, and Permits necessary for the intended use by the Loan Parties of any Real Property at such date, except any such item the loss of which, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or interfere with the Project or Project Site.

(d) With respect to each Mortgaged Property, comply with the terms of each lease or other grant of interests in real property, including easement grants, so as to not permit any material uncured default on its part to exist thereunder, except, in each case, where noncompliance therewith would not reasonably be expected to materially and adversely affect or interfere with the Project or Project Site.

SECTION 5.04 Insurance.

(a) Generally. At all times maintain in full force and effect the insurance policies and programs listed on Schedule 5.04(a), which policies and programs may be modified or cancelled from time to time if, (i) and only to the extent that, such policies and programs are not then available on commercially reasonable terms and (ii) the resulting coverage is, at the time of the modification or cancellation, customary for companies engaged in the same or similar business, which are similarly situated, and which have obtained or are then obtaining insurance coverage under similar conditions as those then currently applicable to the applicable Loan Party. In the event that, in accordance with the preceding sentence, any Loan Party is, at any time or from time to time, permitted to deviate from the insurance policies and programs described in Schedule 5.04(a) and, thereafter, any such policy or program as set forth in Schedule 5.04(a) becomes available on commercially reasonable terms, the applicable Loan Party, as the case may be, shall promptly procure coverage satisfying the requirement for such policy or program.

(b) Notice to Agents. Deliver to the Administrative Agent on behalf of the Lenders, (i) promptly upon request of the Administrative Agent or any Lender from time to time, information as to the insurance carried, (ii) promptly following receipt thereof, from any insurer, a copy of any notice of cancellation, non-renewal or material change in coverage from that existing on the Closing Date, unless such coverage is replaced prior to the cancellation or non-renewal thereof in accordance with Section 5.04(a), (iii) forthwith, notice of any cancellation, non-renewal or material change in coverage received by any Loan Party, unless such insurance is replaced prior to the cancellation or non-renewal thereof in accordance with Schedule 5.04(a) and (iv) promptly after such information is available to any Loan Party, information as to any claim for an amount in excess of $5,000,000 with respect to any property or casualty insurance policy maintained by any such Loan Party.

(c) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.05 Obligations.

(a) Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Taxes imposed upon it or its properties, and all lawful claims for labor, material and supplies which, if unpaid might give rise to a Lien upon such properties, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings in accordance with applicable Law and adequate reserves in accordance with GAAP with respect thereto have been provided on the books of the relevant Loan Party or (ii) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Filing of Returns. Each Loan Party shall timely file, or cause to be filed, all material Tax Returns that are required to be filed by it in any jurisdiction.

SECTION 5.06 Employee Benefits. Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 10 business days after any Responsible Officer of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, would reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount that would reasonably be expected to have a Material Adverse Effect or the imposition of a Lien on any of the property of any Company, a statement of a Responsible Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto; (y) upon the reasonable request by the Administrative Agent, copies of (i) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan (as such term is defined in Section 3(3) of ERISA) sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a) Keep in all material respects records and books of account in accordance with GAAP. Subject to any Gaming Laws restricting or modifying such actions, each Company will permit representatives of the Administrative Agent (or if an Event of Default is continuing, any Lender coordinated through the Administrative Agent), at the Administrative Agent’s expense (unless an Event of Default is continuing, in which case at Borrower’s expense), to visit and inspect any of its properties and examine any of its financial books and records at any reasonable time and upon reasonable prior notice, and as often as may reasonably be desired and during normal business hours, to discuss the business, operations, properties and financial and other condition of any Company with officers of such Company and with their respective independent certified public accountants (provided that a Responsible Officer may be present for any such discussions with independent certified public accountants if the Borrower so chooses); provided that, notwithstanding the foregoing, (x) such inspection rights shall be subject to confidentiality restrictions binding on the Loan Parties and their Subsidiaries, and shall not encompass materials subject to attorney client privilege and (y) unless an Event of Default has occurred and is continuing, the Administrative Agent may visit and inspect the Loan Parties’ and their Subsidiaries’ offices and books and records not more than two times per fiscal year of Borrower.

(b) Within 45 days after the end of each fiscal quarter and 90 days after the fourth fiscal quarter of each fiscal year (120 days in the case of the first fiscal year after the Closing Date) commencing after the Closing Date, at the request of the Administrative Agent or Required Lenders, hold a meeting or conference call (at a mutually agreeable time and, to the extent applicable, location and venue, the costs of such venue or call to be paid by Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

SECTION 5.08 Use of Proceeds; Cash and Cash Equivalents. Use the proceeds of the Loans only for the purposes set forth in Section 3.12.

SECTION 5.09 Compliance with Environmental Laws; Permits.

(a) Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, comply with, and use commercially reasonable efforts to require compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain, maintain and comply with, and use commercially reasonable efforts to require that all tenants and subtenants obtain, maintain and comply with any and all Environmental Permits.

(b) Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, in each case to the extent required under Environmental Laws in connection with any Real Property owned in fee by the Borrower (including, as necessary under Environmental Law, asbestos surveys and abatement and/or groundwater investigation and remediation), and comply as required with all Environmental Laws governing any Real Property owned in fee by the Borrower or the improvements thereon.

(c) The Administrative Agent may (but shall not be required to) at Borrower’s expense, at any time that the Administrative Agent has a reasonable basis to believe that (i) a Release of Hazardous Materials has occurred at, on or under any Real Property owned in fee by the Borrower or (ii) there has been a violation of Environmental Law in connection with any Real Property owned in fee by the Borrower that, in each case, would reasonably be expected to have a Material Adverse Effect, (A) retain an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for the Loan Parties, (B) conduct its own investigation of such Real Property owned in fee by the Borrower in respect of such Release (if any) or (C) conduct a further Phase I investigation, asbestos survey, or other environmental assessment of such Real Property owned in fee by the Borrower. For purposes of conducting such a review and/or investigation, the Administrative Agent and its agents, employees, consultants and contractors shall have the right, upon reasonable prior notice, to enter into or onto such Real Property and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos containing materials) as are reasonably necessary to conduct such further Phase I investigation, asbestos survey or other environmental assessment, or investigate such recommendations as may be set forth in such subsequent Phase I, asbestos survey or other environmental assessment report. Notwithstanding the foregoing, absent an Event of Default in connection with or related to Environmental Law that is continuing, the Administrative Agent shall first afford the Borrower a reasonable opportunity to conduct its own review and/or investigation instead, and in all cases shall give reasonable prior notice and reasonably cooperate with the Borrower concerning such review and/or investigation. The Administrative Agent shall share the results of such investigation with Borrower and shall provide copies of associated reports to Borrower and provide Borrower with the reasonable opportunity to participate in any sampling investigation, including the right to take split or other verification samples. Any such investigation shall be conducted, unless otherwise agreed to in writing by Borrower and the Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at such Real Property or the Project or cause any damage or loss to any property at such Real Property or the Project. Any report of any investigation conducted at the request of the Administrative Agent pursuant to this Section 5.09 will be obtained and shall be used by the Administrative Agent and the Lenders solely for the purposes of the Lenders’ internal credit decisions, to monitor and police the Loans and to protect the Lenders’ security interests, if any, created by the Loan Documents, and except as may be required by applicable law and subject to any independent legal obligations of the independent professional consultant, neither the Administrative Agent nor any Lender shall confer with, make filings to or otherwise correspond with any Governmental Authority with respect to or relating to such sampling or investigation without the reasonable consent of, or participation by, Borrower; provided, however, should any such investigation conducted at the request of the Administrative Agent confirm a Release of Hazardous Materials at, on, under or from any Real Property owned in fee by the Borrower, Borrower shall, at Borrower’s sole cost and expense without prejudice to Borrower’s right to assert any claims against any Governmental Authority or other Person, if and to the extent required under Environmental Law, undertake to remediate such Release and shall otherwise comply with any Environmental Law with respect to such Release.

(d) Upon request, deliver or make available to the Administrative Agent (i) as soon as reasonably practicable following receipt thereof, copies in such Loan Party’s possession or control of all non-privileged portions of environmental audits, investigations, analyses and reports not previously made available to the Administrative Agent, whether prepared by personnel of such Loan Party or by independent consultants, Governmental Authorities or any other Persons, with respect to the Real Property or with respect to any Environmental Claims, (ii) reasonably promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any Environmental Laws that would reasonably be expected to result in a Material Adverse Effect and (B) any remedial action taken by any Person in response to (1) any Release of Hazardous Materials which would reasonably be expected to result in a Material Adverse Effect, or (2) any Environmental Claims against such Loan Party that would reasonably be expected to result in a Material Adverse Effect, (iii) as soon as practicable following the sending or receipt thereof by such Loan Party, a copy of any and all material written communications with any third parties with respect to (A) any Environmental Claims that would reasonably be expected to result in a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect, and (C) any request for information from any Governmental Authority stating that such Governmental Authority is investigating whether such Loan Party may be potentially responsible under CERCLA or any analogous Environmental Law or may otherwise have liability under any Environmental Law that would reasonably be expected to result in a Material Adverse Effect and (iv) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent regarding any matters disclosed pursuant to this Section 5.09(d) or otherwise affecting the Mortgaged Property under any Environmental Law that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 Additional Collateral; Additional Guarantors.

(a) With respect to any property or property interest acquired after the Closing Date by any Loan Party as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected security interest (other than any (i) Excluded Property, (ii) Excluded Real Property, (iii) property described in paragraph (c) below, (iv) cash and cash equivalents and (v) other property with respect to which the Loan Documents do not require the Collateral Agent or any other Secured Party to have a perfected security interest), subject to compliance with applicable Gaming Laws, promptly (and in any event within 20 Business Days following the date of such acquisition or such longer period as may be reasonably approved by the Administrative Agent) execute and deliver to the Collateral Agent a joinder to this Agreement in a form reasonably satisfactory to the Collateral Agent and, subject to compliance with applicable Gaming Laws, such amendments to the Security Agreement, the Pledge Agreement or such other documents, and take all the actions, as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in such property (subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens)), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be reasonably required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent. In addition to the foregoing, in the event any such property or interest therein acquired after the Closing Date consists of Real Property (other than Excluded Real Property) or other property with respect to which a recording in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, promptly (and, in any event, (I) in the case of clauses (A), (B) and (D) below, within 20 Business Days following, and (II) in the case of clause (C) below, no later than five Business Days prior to, the date of such acquisition or such longer or shorter period as may be reasonably approved by the Administrative Agent) (A) execute and deliver a mortgage, substantially in the form of the Mortgages (with such modifications, if any, as are necessary to comply with Requirements of Law (including Gaming Laws) or that the Administrative Agent or the Collateral Agent may reasonably request), such mortgage to be recorded in the real property records of the appropriate jurisdiction, or execute and deliver to the Collateral Agent for recording a supplement to an existing Mortgage, in either case pursuant to which the applicable Loan Party grants to the Collateral Agent on behalf of the Secured Parties a Lien on such Real Property subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens), (B) provide the Collateral Agent on behalf of the Secured Parties with a commitment from the Title Company to issue title and extended coverage insurance covering such Real Property in an amount at least equal to the fair market value of such Real Property (including pursuant to a tie-in endorsement, if applicable), or obtain a commitment from the Title Company to issue an appropriate endorsement or supplement to an existing Title Policy (in the case of an appropriate endorsement or supplement to an existing Title Policy, without any increase in the coverage amount of such Title Policy), (C) provide the Administrative Agent with a Phase I environmental assessment report or reports with respect to such Real Property along with a corresponding reliance letter from an environmental consultant (if available), such Phase I reports and reliance letters to be reasonably satisfactory to the Administrative Agent, and (D) execute and/or deliver such other documents or provide such other information in furtherance thereof as the Administrative Agent or the Collateral Agent may reasonably request to obtain such security interest, including delivering documents which would have been required under Section 4.01(k) if such Real Property were part of the Mortgaged Property on the Closing Date.

(b) With respect to any new Subsidiary (other than an Unrestricted Subsidiary or an Immaterial Subsidiary) created or acquired after the Closing Date (which, for the purpose of this paragraph shall include any existing Subsidiary that ceases to be an Unrestricted Subsidiary) by any Loan Party or upon any Immaterial Subsidiary ceasing to be designated as such pursuant to Section 5.15, subject to compliance with Gaming Laws, promptly (and in any event within 20 Business Days following the date of such acquisition or creation or such longer period as may be reasonably approved by the Administrative Agent) (i) except with respect to a Subsidiary ceasing to be an Immaterial Subsidiary, execute and deliver to the Collateral Agent such amendments to the Security Agreement and the Pledge Agreement as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Subsidiary (subject only to Permitted Liens); provided that if such new Subsidiary is a Foreign Subsidiary, in no event shall more than 65% of the total outstanding voting Equity Interests and 100% of the total outstanding nonvoting Equity Interests of such new Subsidiary be required to be so pledged and provided further if such Equity Interests constitute Excluded Property, such Equity Interests shall not be required to be pledged, (ii) except with respect to a Subsidiary ceasing to be an Immaterial Subsidiary or with respect to Equity Interests constituting Excluded Property, deliver to the Collateral Agent the certificates (if any) representing such Equity Interests, together with undated stock or similar powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as applicable, (iii) if such new Subsidiary is a Wholly Owned Subsidiary that is a Domestic Subsidiary, cause such new Subsidiary (or Subsidiary ceasing to be an Immaterial Subsidiary that is a Wholly Owned Subsidiary) (A) to become a party to this Agreement, the Security Agreement, the Pledge Agreement, the Intercompany Note, and, to the extent applicable, the Intellectual Property Security Agreements and the other Security Documents, and (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens)) in the Collateral described in the Security Documents with respect to such new Subsidiary owned by any Loan Party (or Subsidiary ceasing to be an Immaterial Subsidiary), including, without limitation, the execution and delivery by all necessary persons of Control Agreements and the filing of UCC financing statements and other filings in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent, (iv) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above and (v) execute and/or deliver such other documents or provide such other information as the Administrative Agent or the Collateral Agent may reasonably request with respect to the foregoing requirements, including delivering documents and taking such other actions which would have been required under Section 4.01 if such new Subsidiary were a Loan Party (or, in the case of a Subsidiary ceasing to be an Immaterial Subsidiary, if such Subsidiary had not been an Immaterial Subsidiary) on the Closing Date. In addition to the foregoing, in the event any such new Subsidiary (or Subsidiary ceasing to be an Immaterial Subsidiary) owns or otherwise has interests in any Real Property or other property with respect to which a recording in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, the Borrower shall, or shall cause the other Loan Parties to, take the actions required by clause (a) of this Section in relation thereto.

(c) With respect to any Immaterial Subsidiary or Unrestricted Subsidiary created, acquired or designated after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent, subject to compliance with applicable Gaming Laws, such amendments to the Security Agreement, the Pledge Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Immaterial Subsidiary or such Unrestricted Subsidiary that is owned by such Loan Party; provided that if any such new Immaterial Subsidiary or such Unrestricted Subsidiary is a Foreign Subsidiary, in no event shall more than 65% of the total outstanding voting Equity Interests and 100% of the total outstanding nonvoting Equity Interests of such Subsidiary be required to be so pledged and (ii) deliver to the Collateral Agent the certificates (if any) representing such Equity Interests, together with undated stock or similar powers, in blank, executed and delivered by a duly authorized officer of such Loan Party and take such other action as may be necessary or, in the opinion of the Administrative Agent or Collateral Agent advisable to perfect the Lien of the Collateral Agent thereon.

(d) Notwithstanding anything to the contrary in this Section 5.10, the Loan Parties shall not be required to (i) (A) take the actions necessary to grant a perfected security interest in, or (B) obtain title and extended coverage insurance with respect to, any Property acquired after the Closing Date to the extent that the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of taking such actions or obtaining such insurance or (ii) deliver a Phase I Report with respect to any fee, easement or other interest in real property acquired after the Closing Date to the extent the Administrative Agent in its reasonable discretion has determined that the size, location and proposed use thereof are insufficient to justify the time and expense of obtaining such reports. Additionally, to the extent any such acquisition relates to Real Property, the definitions, exhibits and schedules to this Agreement and any other Loan Document (including the Disbursement Agreement) related to descriptions of Real Property shall be deemed amended to the extent necessary to reflect such acquisition (and the Administrative Agent is authorized to execute written amendments to such Loan Documents in connection therewith).

SECTION 5.11 Security Interests; Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may deem necessary or desirable for the continued validity, perfection and priority of the Lien of the Collateral Agent on the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof which do not constitute Excluded Property, Excluded Real Property or other property with respect to which the Loan Documents do not require the Collateral Agent to have a security interest) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority following the occurrence and during the continuance of an Event of Default, Borrower shall, or shall cause any other applicable Loan Party to, execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, Collateral Agent or such Secured Party may be required to obtain from Borrower or the applicable Loan Party for such governmental consent, approval, recording, qualification or authorization. In the event that a Lien not otherwise permitted under this Agreement shall encumber the Mortgaged Property, any other item of Collateral or any portion thereof (or a mechanic’s or materialmen’s claim of lien shall be filed or otherwise asserted against the Mortgaged Property, any other item of Collateral or any portion thereof), the relevant Loan Party shall promptly discharge or cause to be discharged by payment to the lienor or lien claimant or promptly secure removal by bonding or deposit with the county clerk or otherwise or, at the Administrative Agent’s option, and if obtainable promptly obtain title insurance against, any such Lien or mechanics’ or materialmen’s claims of lien filed or otherwise asserted against the Mortgaged Property or such other item of Collateral or any portion thereof within 30 days after the date of notice thereof (which period the Administrative Agent may extend in its sole discretion so long as the relevant Loan Party is diligently pursuing such actions); provided, that the provisions of this Section 5.11 (and compliance therewith) shall not be deemed to constitute a waiver of any of the provisions of Section 6.02. Each of the Loan Parties shall fully preserve the Lien and the priority (subject to Permitted Liens) of each of the Mortgages and the other Security Documents without cost or expense to the Administrative Agent, the Collateral Agent or the Secured Parties. If any Loan Party fails to promptly discharge, remove or bond off any Lien on the Collateral which is not a Permitted Lien and which is not being contested by the applicable Loan Party in good faith by appropriate proceedings promptly instituted and diligently conducted, within 60 days after the receipt of notice thereof from the Administrative Agent, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens or claims of Liens under this Section 5.11, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien or the claim. Borrower agrees that all costs and expenses reasonably expended or otherwise incurred pursuant to this Section 5.11 (including reasonable attorneys’ fees and disbursements) by the Administrative Agent, the Collateral Agent or any Secured Party shall constitute Obligations and shall be paid by Borrower in accordance with the terms hereof. For the avoidance of doubt, in the event of a conflict between this Agreement and the Disbursement Agreement with respect to the terms of this Section 5.11, the terms of the Disbursement Agreement shall control.

SECTION 5.12 Information Regarding Collateral.

(a) Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent prior written notice of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement or an Officer’s Certificate confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the most recent certificate delivered pursuant to this Section 5.12(b).

SECTION 5.13 Compliance with Laws, Project Documents, etc.; Permits.

(a) Comply with all Requirements of Law, noncompliance with which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and comply in all material respects with its Organizational Documents.

(b) Comply, duly and promptly, in all respects with its respective obligations and enforce all of its respective rights under all Project Documents, except where the failure to so comply or enforce its rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) From time to time obtain, maintain, retain, observe, keep in full force and effect and comply with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable Requirements of Law, except to the extent the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.14 Designation of Restricted and Unrestricted Subsidiaries.

(a) Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) after giving pro forma effect to such designation, Borrower shall be in compliance with Section 6.09 (to the extent then applicable), and, as a condition precedent to the effectiveness of any such designation, Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indebtedness that is either subordinate or junior in right of payment of the Obligations (including Subordinated Debt) or any other Indebtedness permitted under Section 6.01(d), and (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the fair market value of Borrower’s (as applicable) investment therein without duplication in the case of Subsidiaries of Persons designated as Unrestricted Subsidiaries. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on and payment in respect of any Investment by Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Borrower’s and its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary.

(b) If Borrower designates a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with this Section 5.14, so long as no Default or Event of Default exists, (i) the Obligations of such Restricted Subsidiary and its Subsidiaries under the Loan Documents shall terminate and be of no further force and effect and all Liens granted by such Restricted Subsidiary and its Subsidiaries under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests of such Restricted Subsidiary and its Subsidiaries shall be terminated and released and of no further force and effect, in each case, without any action required by the Administrative Agent or the Collateral Agent, and (ii) at Borrower’s request, the Administrative Agent and the Collateral Agent will execute and deliver any instrument evidencing such termination and the Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by the Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).

SECTION 5.15 Designation of Immaterial Subsidiaries. Within 20 days after any Immaterial Subsidiary ceases to satisfy the requirements set forth in the definition of such term, Borrower shall notify the Administrative Agent thereof and shall take the actions required pursuant to Section 5.10(b) and such Subsidiary shall cease to be an Immaterial Subsidiary.

SECTION 5.16 In Balance Test.

(a) On the Escrow Release Date, and monthly thereafter through the Substantial Completion Date, Borrower shall deliver to the Administrative Agent:

(i) the In-Balance Projections prepared for the In-Balance Test for the Project, which shall be accompanied by an Officers’ Certificate stating that such In-Balance Projections are based on estimates, information and assumptions that are reasonable at the time;

(ii) an In-Balance Test Certificate demonstrating its satisfaction of the In-Balance Test, with such supporting detail for the calculations set forth in such In-Balance Test Certificate as the Administrative Agent or the Construction Consultant shall reasonably request; and

(iii) such other information as the Administrative Agent or the Construction Consultant shall reasonably request in connection with the In-Balance Test.

(b) The Project shall be deemed to satisfy the In-Balance Test if, as of such date, the Available Funds equal or exceed the aggregate Remaining Costs for the Project.

SECTION 5.17 Escrow Release. Upon receipt of an Officer’s Certificate (i) stating that the Escrow Release Conditions have been met and (ii) attached to which is a true and correct copy of the Qualified Additional Financing Documents, the Escrow Property will be deposited into the First Lien Loan Proceeds Account and any funds remaining in the Escrow Interest Reserve Account will be deposited into the Interest Reserve Account. From time to time thereafter, amounts contained in the First Lien Loan Proceeds Account and the Interest Reserve Account shall be remitted by the Disbursement Agent upon satisfaction of the applicable conditions set forth in the Disbursement Agreement.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, from and after the Closing Date and until the Tranche B Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness of any Loan Party to Borrower or any Guarantor; provided, that in each case such Indebtedness is evidenced by, and subject to the terms and conditions of, the Intercompany Note;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 6.01(c) and Permitted Refinancings thereof;

(d) Indebtedness of Borrower incurred pursuant to one or more Qualified Additional Financings (and any Permitted Refinancings thereof) in an amount not to exceed (x) on or prior to nine (9) months after the Closing Date, $175,000,000 (less the aggregate principal amount of Qualified Additional Financing received by the Borrower which does not constitute Indebtedness, if any) and (y) thereafter, $125,000,000 (less the aggregate principal amount of Qualified Additional Financing received by the Borrower which does not constitute Indebtedness, if any); provided that Indebtedness incurred pursuant to subclause (x) of this Section 6.01(d) in excess of $125,000,000 (less the aggregate principal amount of Qualified Additional Financing received by the Borrower which does not constitute Indebtedness, if any) shall only be deemed to be permitted hereunder to the extent applied to make a prepayment within nine (9) months of the Closing Date of the Loans pursuant to the second paragraph of Section 2.10(b); provided further that to the extent the Borrower has made one or more prepayments of not less than $50,000,000 aggregate principal amount of Loans pursuant to the second paragraph of Section 2.10(b), the Borrower may incur additional Indebtedness under this clause (d) pursuant to one or more Qualified Additional Financings in an amount not to exceed $25,000,000, which may be used for general corporate purposes permitted hereunder;

(e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations and Attributable Indebtedness in respect of Sale and Leaseback Transactions and Permitted Refinancings thereof in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(f) Indebtedness in respect of one or more revolving credit facilities in an aggregate principal amount not to exceed $22,500,000; provided that such Indebtedness shall not be incurred prior to the date that, at the time of incurrence and based on the Project Schedule then in effect, is reasonably expected to be six months or more prior to the Opening Date;

(g) Indebtedness of any Loan Party in respect of performance bonds, municipal bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances, surety bonds or similar instruments issued by a Person other than any Company for the benefit of a trade creditor of any Loan Party or in respect of obligations (other than obligations constituting Indebtedness for borrowed money) of any Loan Party incurred in the ordinary course of business, in an aggregate amount (with respect to all Loan Parties) not to exceed $10,000,000 at any time outstanding; provided that in the event that the Loan Parties enter into the revolving credit facility permitted under Section 6.01(f), such amount shall be reduced to $5,000,000;

(h) To the extent constituting Indebtedness of the Loan Parties, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and in connection with the development of the Project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(i) Contingent Obligations of the Loan Parties with respect to Indebtedness of the Loan Parties permitted under this Section 6.01;

(j) Indebtedness consisting of endorsements of instruments for deposit in the ordinary course of business;

(k) to the extent constituting Indebtedness, agreements for the deferred payment of premiums or to finance the deferred payment of premiums owing by any Loan Party under any insurance policies entered into in the ordinary course of business in connection with a Permitted Business;

(l) Indebtedness under Hedging Agreements with respect to interest rates not entered into for speculative purposes; provided that such Hedging Agreements (i) relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreements relate;

(m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of its incurrence;

(n) Indebtedness arising from agreements of the Borrower or any of its Subsidiaries providing for indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary;

(o) the guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.01; and

(p) additional Indebtedness of the Loan Parties in an aggregate principal amount (with respect to all Loan Parties) not to exceed $10,000,000 at any time outstanding.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for Taxes not yet due and payable or due and payable but not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to such Taxes being contested are maintained on the books of the applicable Loan Party, to the extent required by GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’ repairmen’s, landlord’s or other similar Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings (in any event, so long as no foreclosure proceedings have been commenced with respect thereto or if commenced, such proceedings are stayed during the pendency of such contest); provided, that (i) adequate reserves with respect to such obligations contested in good faith are maintained on the books of the applicable Loan Party, to the extent required by GAAP and (ii) at any time prior to the Final Completion Date, the amount of the Loan Parties’ likely liability under each such Lien or claim (as determined by the Borrower in good faith) is reserved through an allocation in the applicable Disbursement Agent Accounts (as defined in the Disbursement Agreement);

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and social security benefits or other similar benefits (or to secure letters of credit issued for such purposes), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto;

(d) Liens incurred on deposits made or cash collateral provided (including in respect of deposits made in the form of letters of credit) to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, indemnities, release bonds, fee and expense arrangements with trustees and fiscal agents and other obligations of a like or similar nature incurred in the ordinary course of business;

(e) easements, covenants, rights-of-way, restrictions, subdivisions, encroachments and other similar encumbrances and other minor defects and irregularities in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the Real Property taken as a whole or materially interfere with the development, construction or operation of the Project on the Project Site, including, without limitation, Permitted Encumbrances;

(f) Liens in existence on the date hereof listed on Schedule 6.02(f) after giving effect to the transactions contemplated hereby; provided, that no such Lien is spread to cover any additional property (other than proceeds of the sale or other disposition thereof and property appurtenant thereto or improvements thereof) after the Closing Date and that the amount of Indebtedness secured thereby is not increased; and provided further that no such Lien (i) shall materially interfere with the development, construction or operation of the Project on the Project Site, or (ii) result in a Material Adverse Effect or a foreclosure on any part of the Mortgaged Property;

(g) Liens created pursuant to the Security Documents or otherwise securing the Obligations (including Liens created thereunder securing Hedging Agreements entered into with any counterparty that is a Secured Party);

(h) leases and subleases, in each case permitted under Section 6.06, and any leasehold mortgage granted by a lessee or sublessee in favor of any party financing the lessee or sublessee under any such lease or sublease; provided, that (i) no Loan Party is liable for the payment of any principal of, or interest, premiums or fees on, such financing and (ii) such leasehold mortgage does not affect or encumber fee title to the property subject to the lease (other than as a result of the encumbrance of such leasehold interest);

(i) licenses of patents, trademarks, copyrights and other Intellectual Property rights granted by a Loan Party in the ordinary course of business and, in the aggregate, not interfering in any material respect with the ability of the Loan Parties to operate the Project in the ordinary course and licenses permitted under Section 6.06(h);

(j) subject to the terms of the Intercreditor Agreement, Liens ranking junior in priority to the Liens securing the Loans securing Indebtedness permitted under Section 6.01(d);

(k) Liens in respect of an agreement to effect an Asset Sale, to the extent such Lien extends only to the Property to be disposed of and such Asset Sale is permitted by Section 6.05 or 6.06;

(l) Liens arising out of judgments, attachments or awards not resulting in a Default or Event of Default under Section 8.01(i);

(m) [Reserved];

(n) Liens arising from the filing of precautionary UCC financing statements relating solely to operating leases permitted by this Agreement;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property;

(q) Liens securing Indebtedness permitted under Section 6.01(e); provided that (i) such Liens either exist on the date hereof or are created in connection with the acquisition, design, installation, construction, repair or improvement of property financed by such Indebtedness or are created in connection with a refinancing of Indebtedness incurred under Section 6.01(e) and (ii) such Liens do not at any time encumber any property other than the property (and proceeds of the sale or other disposition thereof and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto) financed by such Indebtedness;

(r) Liens in respect of customary rights of set off, revocation, refund or chargeback or similar rights under deposit, disbursement or concentration account agreements or under the UCC or arising by operation of law, of banks or other financial institutions where any Loan Party maintains deposit, disbursement or concentration accounts in the ordinary course of a Permitted Business;

(s) Liens on cash or cash equivalents deposited with, or held for the account of, any Loan Party securing reimbursement obligations under performance bonds, municipal bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances, surety bonds or similar instruments permitted under Section 6.01(g), granted in favor of the issuers of such performance bonds, guaranties, commercial letters of credit, bankers’ acceptances, surety bonds or similar instruments, so long as (i) such cash or cash equivalents are segregated from the Loan Parties’ general cash accounts so that such Liens attach only to such cash and cash equivalents and (ii) the amount of cash and/or cash equivalents secured by such Liens does not exceed 110% of the amount of the obligations secured thereby (ignoring any interest earned or paid on such cash and any dividends or distributions or other amounts declared or paid in respect of such cash equivalents);

(t) Liens of sellers of goods to any Loan Party arising under Section 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(u) Liens securing Indebtedness permitted under Section 6.01(k), so long as such Liens attach only to the insurance policies with respect to which such Indebtedness is incurred, the proceeds thereof, or deposits made as security for the obligations thereunder;

(v) Liens securing Indebtedness permitted under Section 6.01(f), which may be secured equally and ratably with the Obligations on a “first-out” or “super-priority” basis pursuant to an intercreditor agreement on terms prevailing on the date thereof for similar intercreditor agreements, as reasonably determined by the Administrative Agent;

(w) Asset Sales described in Sections 6.06(g) and 6.06(l);

(x) [Reserved];

(y) From and after the lease or sublease of any interest pursuant to Section 6.06(f), (m) or (n), any reciprocal easement agreement entered into between a Loan Party and the holder of such interest;

(z) (i) the Master Lease Easements and the Entertainment Venue Easements in connection with the transactions contemplated under Sections 6.06 (m) and (n) and (ii) any other easements, covenants or rights of way which are not material in nature and granted to tenants in connection with the leases contemplated under Section 6.06(f); and

(aa) additional Liens incurred by any Loan Party so long as the obligations secured by such Liens does not exceed $10,000,000 in the aggregate (with respect to all Loan Parties) at any time.

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06, (ii) the Attributable Indebtedness is permitted by Section 6.01 and (iii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other securities of, or any other equity interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the Project’s casino operation consistent with ordinary course gaming operations and applicable Gaming Laws);

(b) Investments in Cash Equivalents;

(c) to the extent constituting Investments, the incurrence of Indebtedness permitted by Section 6.01(b);

(d) loans and advances to employees of the Loan Parties in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount (with respect to all Loan Parties) not to exceed $250,000 at any one time outstanding;

(e) Investments by any Loan Party in Borrower or any Subsidiary Guarantor;

(f) Investments received in settlement of debt as liabilities owed to the Loan Parties or in satisfaction of judgments;

(g) to the extent constituting Investments, (i) any Loan Party may consummate a transaction permitted pursuant to Section 6.05, (ii) any Loan Party may engage in Asset Sales permitted pursuant to Section 6.06 (including receipt of consideration constituting Investments), (iii) any Loan Party may make Dividends permitted pursuant to Section 6.07 and (iv) any Loan Party may take actions permitted pursuant to Section 6.08;

(h) Investments consisting of pledges or deposits made in the ordinary course of business, including the investment of such sums as provided in Sections 6.02(d), (r) and (s);

(i) Investments consisting of debt securities and other non-cash consideration received as consideration for an Asset Sale permitted by Section 6.06;

(j) prepaid expenses and similar items in the ordinary course of business pursuant to transactions not otherwise prohibited hereunder;

(k) in addition to Investments otherwise expressly permitted by this Section 6.04, so long as no Default or Event of Default shall have occurred and be continuing at the time such Investments are made or would result therefrom, Investments by the Loan Parties in an aggregate amount (with respect to all Loan Parties), not to exceed $5,000,000 at any time outstanding;

(l) Investments in Unrestricted Subsidiaries and joint ventures established to develop or operate restaurants, night clubs, hotel space, entertainment venues, retail space or other activities within the Project not to exceed $10,000,000 at any time outstanding, which Investments may be made pursuant to (or in lieu of) dispositions in the manner contemplated under Section 6.06(n) or received in consideration for dispositions under Section 6.06(n); and

(m) Investments in an amount equal to any Net Cash Proceeds received by the Loan Parties after the Closing Date from capital contributions or issuances of Equity Interests Qualified Capital Stock.

The amount of any Investment shall be the initial cost thereof (or, in the case of Investments under clause (k) (in a form other than cash or Cash Equivalents), based on the fair market value of the assets contributed on the date of such contributions), minus all payments received from time to time with respect to such Investment, whether constituting dividends, distributions, sale proceeds, interest, principal or otherwise; and in the case of an Investment which is a Contingent Obligation, the amount thereof shall be determined as provided in the definition of Contingent Obligation and shall be reduced as the underlying obligation is reduced.

SECTION 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a) (i) any Loan Party (other than Holdings) may be merged or consolidated with or into Borrower or any Subsidiary Guarantor (provided, that in the event any such merger or consolidation involves Borrower, Borrower shall be the continuing or surviving entity) and (ii) any Restricted Subsidiary which is not a Subsidiary Guarantor may be merged or consolidated with or into any Restricted Subsidiary which is not a Subsidiary Guarantor;

(b) any Subsidiary Guarantor may dispose of any or all of its assets (including, to the extent permitted hereunder, upon voluntary liquidation, dissolution, winding up or otherwise) to Borrower or any other Subsidiary Guarantor;

(c) any Subsidiary of Borrower may liquidate, wind up or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and its Subsidiaries taken as a whole and is not materially disadvantageous to the Lenders; and

(d) any Loan Party or Subsidiary of a Loan Party may dispose of any of its property in accordance with Section 6.06.

SECTION 6.06 Asset Sales. Effect any Asset Sale, except that the following shall be permitted:

(a) the disposition for fair market value of obsolete, surplus or worn out property or property no longer useful or necessary in the business of the Loan Parties;

(b) the disposition of cash or Cash Equivalents (in each case in transactions not prohibited hereunder), Investments permitted pursuant to Section 6.04, inventory in the ordinary course of business, and receivables (in connection with the collection thereof and otherwise as customary in businesses of the type conducted by the Loan Parties);

(c) dispositions permitted by Section 6.05 or Section 6.07;

(d) the sale or issuance of any Loan Party’s Equity Interests (other than Disqualified Capital Stock) to its direct parent or (except in the case of the sale or issuance of the Borrower’s Equity Interests) to another Loan Party;

(e) dispositions of property having a fair market value not in excess of $2,500,000 in the aggregate (with respect to all the Loan Parties) in any fiscal year; provided, that (i) the consideration received for such property shall be in an amount at least equal to the fair market value thereof (determined as of the time of execution of a binding agreement with respect to such dispositions); and (ii) the consideration received therefor shall be at least 75% in cash or Cash Equivalents; provided that for purposes of this clause (ii), each of the following shall be deemed to be cash: (A) any liabilities (as shown the most recent balance sheet of Borrower and its consolidated Subsidiaries provided hereunder or in the footnotes thereto) of the Borrower or such Loan Party, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which Borrower and the applicable Loan Parties shall have been validly released and (B) any securities or instruments received by the Borrower or such Loan Party from such transferee that are converted by the Borrower or such Loan Party into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition;

(f) subject to the last paragraph of this Section 6.06, the Borrower and its Restricted Subsidiaries may enter into any leases or subleases with respect to any of its Real Property (including in order to minimize unrelated business taxable income to indirect members in Borrower);

(g) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of the Project; provided, that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the use or operations (or intended use or operations) of, the Project;

(h) any Loan Party may (i) license trademarks, trade names, copyrights, patents and other Intellectual Property in the ordinary course of business, provided that such licensing, individually or in the aggregate (with respect to all Loan Parties), does not interfere in any material respect with the ordinary conduct of the business of the Loan Parties and (ii) abandon any trademarks, trade names, copyrights, patents or other Intellectual Property no longer necessary in the business of the Loan Parties;

(i) the incurrence of Liens permitted under Section 6.02; provided, that any leases (whether or not constituting Permitted Liens) shall be permitted only to the extent provided in subsection (f) above and the last paragraph of this Section 6.06;

(j) Asset Sales in connection with or as a result of any Casualty Event; provided, that the Loan Parties otherwise comply with Sections 2.10 and 2.17, as applicable;

(k) Asset Sales by any Loan Party to the Borrower or any Subsidiary Guarantor; provided, that in each case each Subsidiary Guarantor shall have taken all actions required pursuant to Section 5.10 with respect to any property acquired by it pursuant to this clause (k);

(l) the granting of easements, rights of way and rights of access to Governmental Authorities, utility providers, cable or other communication providers and other parties providing services or benefits to the Project, the Real Property held by the Loan Parties or the public at large that (i) do not in any case materially detract from the value of the Real Property, taken as a whole, and (ii) would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Project or the Real Property;

(m) any Loan Party may (i) enter into a master lease with respect to any portion of the Project with a person who shall from time to time directly or indirectly lease or sublease such property to persons who, either directly or through Affiliates of such persons, shall operate or manage all or some of the food and beverage or retail venues within the Project, including without limitation restaurants, night clubs and bars, or recreation venues within the Project, and (ii) grant related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting the tenants of such lease and subleases generally (collectively, “Master Lease Easements,” and together with any such master lease, are referred to collectively as “Master Lease Documents” and individually as a “Master Lease Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Master Lease Document is entered into or would occur as a result of entering into such Master Lease Document or sublease permitted pursuant thereto, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, and (C) no Master Lease Document or operations conducted pursuant thereto would be reasonably expected to materially interfere with, or materially impair or detract from, the operation of the Project; provided, further that (x) the Collateral Agent on behalf of the Secured Parties shall provide the master lessee tenant under any Master Lease Document and any tenants under any sublease entered into pursuant to such Master Lease Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit S hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party, and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease or sublease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties) the applicable Loan Party shall enter into, and cause the tenant under any such Master Lease Document to enter into, such subordination, non-disturbance and attornment agreement;

(n) the (i) lease or sublease of, any portion of the Project to persons who, either directly or through Affiliates of such persons, intend to operate or manage a night club, bar, restaurant, recreation, spa, pool, exercise or gym facility, or entertainment or retail venues within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, the “Entertainment Venue Easements,” and together with any such lease or sublease, are referred to collectively as the “Entertainment Venue Documents” and individually as an “Entertainment Venue Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Entertainment Venue Document is entered into or would occur as a result of entering into such Entertainment Venue Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards to be determined by the respective Loan Parties in their sole but reasonable discretion) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space and (C) no Entertainment Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project; provided further that (x) upon request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any Entertainment Venue Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit S hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party, and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such Entertainment Venue Document having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any such Entertainment Venue Document to enter into, such subordination, non-disturbance and attornment agreement; and

(o) Investments permitted under Section 6.04.

Notwithstanding the foregoing provisions of this Section 6.06, subsection (f) above shall be subject to the additional provisos that: (a) no Event of Default shall exist and be continuing at the time such transaction, lease or sublease is entered into, (b) such transaction, lease or sublease would not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, (c) no gaming, hotel or casino operations (other than hotel operations approved in writing by the Required Lenders and the operation of arcades and games for minors) may be conducted on any space that is subject to such transaction, lease or sublease other than by and for the benefit of the Loan Parties and (d) no lease or sublease may provide that a Loan Party subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee; provided, that (x) the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any such lease or sublease (at the request of the Borrower) with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit S hereto with such changes as the Collateral Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed, or in such other form as is reasonably satisfactory to the Collateral Agent and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease or sublease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any such lease or sublease to enter into with the Collateral Agent for the benefit of the Secured Parties, a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit S hereto with such changes as the Collateral Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.07 Dividends. Declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) to the extent constituting Dividends, (i) any Loan Party may consummate a transaction permitted pursuant to Section 6.05, (ii) any Loan Party may make Investments permitted pursuant to Section 6.04 and (iii) any Loan Party may take actions permitted pursuant to Section 6.08;

(b) any Loan Party may pay Dividends to Borrower or any Subsidiary Guarantor and any Person that is not a Loan Party may pay Dividends on a ratable basis to its equity owners;

(c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Loan Parties may pay dividends or distributions to the other Loan Parties or Borrower to permit such other persons to (i) repurchase Qualified Capital Stock of Borrower or any Loan Party from present or former employees (or the estates, family members or heirs) of such persons upon the death, disability or termination of employment of such employees or (ii) make payments in respect of Indebtedness issued by Borrower solely for the purposes described in clause (i); provided, that the aggregate amount of payments under this subsection (c), will not exceed $5,000,000 during any fiscal year; provided further that if any portion of such permitted dividend or distribution is not made in any fiscal year, such portion may be carried over for dividends or distributions to be made in accordance with clause (i) or (ii) above in the next succeeding fiscal year (with amounts expended in such next succeeding fiscal year to be applied first against the amount carried over and second against the amount set forth above in respect of such succeeding fiscal year) subject to the aggregate amount of payments under this subsection (c) (including any amounts carried over) not exceeding $10,000,000 during any fiscal year;

(d) on and after the Final Completion Date and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Loan Parties may pay Dividends not otherwise permitted under any other subsection of this Section 6.07 in an amount not to exceed, in the aggregate (with respect to all Loan Parties), $500,000 per fiscal year;

(e) to the extent constituting Dividends, the Loan Parties may pay Project Costs as permitted pursuant to the Disbursement Agreement;

(f) the making of any Dividend in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Borrower) of, Equity Interests of Borrower (other than Disqualified Capital Stock), or of any Person that is or becomes, substantially concurrently with such transaction, a holding company of Borrower, or from the substantially concurrent contribution of common equity capital to Borrower;

(g) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(h) any termination or cancellation of Equity Interests issued to, or reserved for issuance to, any director, officer or employee of the Loan Parties or Borrower, including upon the death, disability or termination of employment of such director, officer or employee;

(i) Dividends constituting payment in respect of fractional shares relating to the exercise of stock options or warrants;

(j) after the Final Completion Date, Dividends up to an amount contributed as capital contributions or received through issuances of Qualified Capital Stock and used to fund Project Costs at any time that the conditions to funding disbursements for Project Costs under the Disbursement Agreement were not satisfied;

(k) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends or distributions or make other payments to the other Loan Parties (or direct or indirect members in such Loan Parties) in an aggregate amount not to exceed the amount of equity funded to the Loan Parties (or direct or indirect members in such Loan Parties) by such Persons to the extent that at the time of funding or issuance constituted Qualified Additional Financing and excluding equity funded pursuant to the Completion Guarantee; provided that such dividends, distributions or payments shall only be made out of the Net Cash Proceeds of an incurrence of Indebtedness which also constitutes Qualified Additional Financing; and

(l) for each taxable period during which Stockbridge/SBE Intermediate Company, LLC (“Intermediate”) is a partnership for U.S. federal tax purposes, Dividends to and from Holdings in an amount necessary to permit Intermediate to make a pro rata distribution on each April 15, June 15, September 15, and January 15 (or next succeeding Business Day if such date falls on other than a Business Day) of such taxable period to its owners such that each direct or indirect owner of Intermediate receives an amount from such pro rata distribution from Intermediate sufficient to enable such owner to pay its U.S. federal, state and/or local income taxes (as applicable) attributable to its share of the taxable income of Intermediate that is attributable to Intermediate’s direct ownership of Holdings and its indirect ownership of Borrower with respect to such taxable period (assuming that each owner is subject to income tax at the highest combined marginal federal, state, and/or local income tax rate applicable to any owner for such taxable period and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), the alternative minimum tax, any cumulative net taxable loss of Intermediate for prior taxable periods ending after the Closing Date to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and assuming such loss had not already been utilized) and the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income) and (ii) Dividends to Holdings and from Holdings in an amount equal to the Taxes of Holdings and Intermediate and the expenses of preparing and filing the Tax returns of Holdings and Intermediate, in an amount not to exceed $250,000 per annum.

SECTION 6.08 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more of its Restricted Subsidiaries), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) on terms that are not less favorable to the applicable Loan Party than those that might be obtained at the time in a comparable arm’s length transaction with Persons who are not Affiliates of such Loan Party and the applicable Loan Party has delivered to the Administrative Agent prior to the consummation of any such transaction (1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $1,000,000, a resolution of the Board of Directors of the applicable Loan Party certifying that such transaction or series of related transactions complies with this Section 6.08 and that such transaction or series of related transactions has been approved by a majority of the disinterested members of the Board of Directors of the applicable Loan Party, to the extent there are any such disinterested members of such Board of Directors and (2) with respect to any such transaction or series of related transactions that involves aggregate consideration in excess of $5,000,000, an opinion as to the fairness to the applicable Loan Party at the time such transaction or series of related transactions is entered into from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(b) a disposition permitted pursuant to Section 6.06 (provided, that the requirements of subsection (a) above shall apply to leases of portions of the Project permitted pursuant to Section 6.06(f) and dispositions permitted pursuant to Section 6.06(b) and provided further that dispositions permitted pursuant to Section 6.06(m) and (n) shall be on terms at least as favorable to the Loan Parties, taken as a whole and giving effect to all related transactions and the benefits to the Project expected to result therefrom, as in a comparable arm’s length transaction), an Investment permitted pursuant to Section 6.04 or a Dividend permitted pursuant to Section 6.07;

(c) the payment of Project Costs as permitted pursuant to the Disbursement Agreement;

(d) customary employment, employee benefit, compensation, indemnification and insurance arrangements with officers, managers and directors of any Loan Party;

(e) the disposition or issuance by any Loan Party of its Equity Interests (other than Disqualified Capital Stock) permitted pursuant to Section 6.06 and the issuance by the Borrower of its Equity Interests (other than Disqualified Capital Stock);

(f) (i) the reimbursement of Affiliates of the Loan Parties permitted under Section 4.4 of the Disbursement Agreement and (ii) the reimbursement of amounts provided by an Affiliate for application towards expenditures necessary as a result of a casualty, Event of Eminent Domain or Taking prior to receipt of Insurance Proceeds or Eminent Domain Proceeds as the case may be, by the Loan Parties with respect thereto;

(g) transactions contemplated by the Financing Agreements and transactions entered into in connection with modifications to the Financing Agreements;

(h) transactions with Unrestricted Subsidiaries or joint ventures pursuant to this Agreement in the manner contemplated under Section 6.06(n) or for the purpose of developing the assets held by such Unrestricted Subsidiaries or joint ventures; and

(i) transactions contemplated by agreements existing as of the Closing Date, as set forth on Schedule 6.08(i), including the Affiliate Documents.

SECTION 6.09 Financial Covenants.

(a) Consolidated First Lien Leverage Ratio. Permit the Consolidated First Lien Leverage Ratio as of the last day of any Test Period ending on and after the Initial Calculation Date to exceed the ratio set forth opposite such fiscal quarter in the table below (provided that notwithstanding anything to the contrary in such table, the applicable fiscal quarter date shall be the next succeeding fiscal quarter if the Opening Date has not occurred prior to March 31, 2014 (and has occurred prior to June 30, 2014); the second succeeding fiscal quarter if the Opening Date has not occurred prior to June 30, 2014 (and has occurred prior to September 30, 2014), the third succeeding fiscal quarter if the Opening Date has not occurred by September 30, 2014 and, solely in the event that the Borrower has exercised its Escrow Extension Option pursuant to Section 2.10(h) hereof, the fourth succeeding fiscal quarter if the Opening Date has not occurred by December 31, 2014):

Fiscal Quarter Ending:	Ratio

March 31, 2015	7.25 to 1.00
June 30, 2015	5.75 to 1.00
September 30, 2015	5.50 to 1.00
December 31, 2015	5.50 to 1.00
March 31, 2016	5.00 to 1.00
June 30, 2016	4.75 to 1.00
September 30, 2016	4.75 to 1.00
December 31, 2016	4.50 to 1.00
March 31, 2017	4.00 to 1.00
June 30, 2017	4.00 to 1.00

Fiscal Quarter Ending:	Ratio

September 30, 2017	3.75 to 1.00
December 31, 2017	3.75 to 1.00
March 31, 2018 and thereafter	3.25 to 1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for the last day of any Test Period ending on and after the Initial Calculation Date to exceed the ratio set forth opposite such fiscal quarter in the table below (provided that notwithstanding anything to the contrary in such table, the applicable fiscal quarter date shall be the next succeeding fiscal quarter if the Opening Date has not occurred prior to March 31, 2014 (and has occurred prior to June 30, 2014); the second succeeding fiscal quarter if the Opening Date has not occurred prior to June 30, 2014 (and has occurred prior to September 30, 2014), the third succeeding fiscal quarter if the Opening Date has not occurred by September 30, 2014 and, solely in the event that the Borrower has exercised its Escrow Extension Option pursuant to Section 2.10(h) hereof, the fourth succeeding fiscal quarter if the Opening Date has not occurred by December 31, 2014):

Fiscal Quarter Ending:	Ratio

March 31, 2015	1.00 to 1.00
June 30, 2015	1.00 to 1.00
September 30, 2015	1.00 to 1.00
December 31, 2015	1.00 to 1.00
March 31, 2016	1.00 to 1.00
June 30, 2016	1.25 to 1.00
September 30, 2016	1.25 to 1.00
December 31, 2016	1.25 to 1.00
March 31, 2017	1.25 to 1.00
June 30, 2017	1.50 to 1.00
September 30, 2017	1.50 to 1.00
December 31, 2017	1.50 to 1.00
March 31, 2018	1.50 to 1.00
June 30, 2018	1.75 to 1.00
September 30, 2018	1.75 to 1.00
December 31, 2018	1.75 to 1.00
March 31, 2019 and thereafter	2.00 to 1.00

(c) Capital Expenditures. Permit Capital Expenditures to exceed the amount set forth below for each of the fiscal years of the Borrower set forth below:

Twelve Month Period Ending:	Amount

December 31, 2014	$12,500,000
December 31, 2015	$12,500,000
December 31, 2016	$12,500,000
December 31, 2017 and thereafter	$12,500,000

provided that the amounts for any period set forth above may be increased by carrying over in any period set forth above any amount not spent in the immediately preceding period (with carried-over amounts applied first in any succeeding year).

SECTION 6.10 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, Etc. Directly or indirectly:

(a) make any optional or voluntary payment, prepayment, repurchase or redemption of principal on, or otherwise voluntarily or optionally defease, any Qualified Additional Financing and Subordinated Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any derivatives counterparty obligating any Loan Party to make payments to such derivatives counterparty as a result of any change in market value of such Indebtedness, except with respect to the prepayment, repurchase, redemption or defeasance (and the segregation of funds related thereto) of Indebtedness with the proceeds of Permitted Refinancings thereof or from the proceeds of equity contributions or issuances of Qualified Capital Stock or in connection with the conversion of Indebtedness to Qualified Capital Stock of Borrower;

(b) terminate, amend or modify, or permit the termination, modification of its Organizational Documents other than (i) any such termination, amendments or modifications effected in connection with any transfers permitted by this Agreement and (ii) any such amendments or modifications or such new agreements which are required by the Gaming Laws and otherwise not adverse in any material respect to the interests of the Lenders or in connection with the transactions permitted under Section 6.04, 6.05 or 6.06;

(c) agree to any amendments to, or assignments, terminations or waivers of, any of its rights under, any Permits or Material Agreements without in each case obtaining the prior written consent of the Required Lenders if any such amendments, assignments, terminations or waivers would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (taking into consideration any viable replacements or substitutions therefor at the time such determination is made) or would, individually or in the aggregate, be materially disadvantageous to the interests of Lenders; or

(d) amend or otherwise change the terms of any Financing Agreements (other than the Loan Documents) or make any payment consistent with an amendment thereof or change thereto if the effect of such amendment or change is to increase the outstanding principal amount thereunder (other than as a result of interest payable in kind), increase the interest rate on such Indebtedness so as to cause such Indebtedness to cease to qualify as Qualified Additional Financing, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change the redemption, prepayment or defeasance provisions thereof (to require any additional or earlier prepayment) or change the subordination provisions of any such Indebtedness (or of any guaranty thereof).

SECTION 6.11 Limitation on Certain Restrictions on Subsidiaries. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (a) pay Dividends in respect of any Equity Interest of such Loan Party held by, or pay or subordinate any Indebtedness owed to, any other Loan Party, (b) make Investments in any other Loan Party or (c) transfer any of its assets to any other Loan Party, except for such encumbrances or restrictions (i) described in Section 6.15, (ii) existing pursuant to contracts existing as of the Closing Date or (iii) under or by reason of (A) the Financing Agreements or other Indebtedness permitted hereunder; provided that, in the case of the Financing Agreements or other Indebtedness permitted hereunder, the terms and conditions of any such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those in effect under this Agreement, (B) Requirements of Law, including any Gaming Laws, (C) any agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests or property of a Loan Party or the disposition of property covered by such restriction, (D)

with respect to any property subject to a Lien permitted in accordance with Section 6.02, an agreement that has been entered into in connection with the incurrence of such Liens so long as such restrictions relate solely to the property subject to such Liens and the proceeds of such property, (E) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (F) restrictions in respect of Equity Interests and customary provisions with respect to the disposition or distribution of assets or property in partnership or joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, (G) restrictions with respect to Excluded Property and (H) other customary nonassignment provisions in leases, licenses and similar agreements and other contracts.

SECTION 6.12 Limitation on Issuance of Capital Stock.

(a) With respect to Borrower, issue any Equity Interest that is not Qualified Capital Stock.

(b) With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiary in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of Borrower formed after the Closing Date may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests; and (iii) for issuance of nominal directors’ qualifying shares pursuant to Requirements of Law. All Equity Interests issued in accordance with this Section 6.12(b) shall, to the extent required by Sections 5.10 and 5.11 or any Security Agreement or Pledge Agreement or if such Equity Interests are issued by Borrower, subject to compliance with applicable Gaming Laws, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement or Pledge Agreement.

SECTION 6.13 Business; Holding Company Status.

(a) Enter into any material line of business other than Permitted Businesses; or

(b) Permit Holdings to hold title to the Project Site or the principal assets comprising the Project (except through its Equity Interests in Subsidiaries which hold title to such assets).

SECTION 6.14 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.15 No Further Negative Pledge. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (i) agreements existing as of the Closing Date, (ii) as permitted by Section 6.11 and (iii) (a) this Agreement and the other Financing Agreements and any Indebtedness permitted under Section 6.01(f), (b) any agreements governing any Liens permitted hereunder (in each such case, any prohibition or limitation shall only be effective against the property financed thereby or subject to such Lien and proceeds thereof), (c) customary nonassignment provisions contained in leases, licenses and similar agreements, joint venture arrangements and other contracts (in each case other than those with respect to Real Property) and so long as such restrictions are limited to such leases, licenses and similar agreements, joint venture arrangements or other contracts, or, in the case of leases, licenses and similar agreements, the property subject thereto), (d) any agreements governing any Excluded Property (in which case any prohibition or limitation shall only be effective against such Excluded Property applicable thereto and proceeds thereof), (e) as required by applicable Law, including any Gaming Law, (f) restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under this Agreement, (g) agreements in existence with respect to a Restricted Subsidiary at the time it is so designated or at the time such Person becomes a Restricted Subsidiary, provided, however, that such agreements are not entered into in anticipation or contemplation of such designation or of such Person becoming a Restricted Subsidiary, (h) restrictions on deposits made in connection with license applications or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker’s compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto), (i) the subordination provisions of any Indebtedness owed to Borrower or any of its Restricted Subsidiaries and (j) any agreements, encumbrances or restrictions existing on the Closing Date.

SECTION 6.16 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.16).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.17 Limitation on Hedge Agreements. Enter into any Hedging Agreement other than Hedging Agreements entered into in the ordinary course of business (and not for speculative purposes) to protect against changes in interest rates or foreign exchange rates.

SECTION 6.18 Limitation on Zoning and Contract Changes and Compliance. Without the knowledge and written consent of the Administrative Agent, initiate or consent to any zoning change of the Project Site or seek any material variance under any existing zoning ordinance, except, in each case, to the extent such variance or change in zoning would not reasonably be expected to materially and adversely affect the occupancy, use or operation of all or any material portion of the Project Site as a hotel and casino.

SECTION 6.19 No Joint Assessment; Separate Lots. Suffer, permit or initiate the joint assessment of any Mortgaged Property owned by it with real property other than the Mortgaged Property owned by it or other Loan Parties.

SECTION 6.20 Holdings. Notwithstanding any other provisions hereof, Holdings shall not engage at any time in any business or business activity other than (i) ownership of the Equity Interests in the Borrower, together with activities directly related thereto, and Holdings shall own no assets other than such Equity Interests, its books and records and such Cash as is required to pay its expenses, (ii) performance of its obligations under and in connection with the Loan Documents and the Qualified

Additional Financing Documents and Permitted Refinancings of the foregoing, and Holdings shall incur no other Obligations (including Indebtedness), liabilities or Liens other than Obligations and Liens under the Loan Documents, the Qualified Additional Financing Documents and other customary obligations incidental to its existence and ownership of the Equity Interests in the Borrower (including, without limitation, guarantees of obligations of the Borrower and the Subsidiary Guarantors in the ordinary course of the operation of the Borrower’s or such Subsidiary Guarantor’s business, to the extent such guaranteed obligations are permitted by the Loan Documents), (iii) issuance of Equity Interests and (iv) as otherwise required by law.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Tranche B Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(b) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) in connection with the proceeding referenced in Section 8.01(g) or (h) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) the Equity Interests of any Guarantor are sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Restricted Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be, and (ii) any Restricted Subsidiary is designated as an Unrestricted Subsidiary, such Subsidiary be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Pledge Agreement shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

SECTION 7.11 Nevada Specific Provisions and Waivers. In the event of any inconsistencies between the other terms and conditions of Article VII and this Section 7.11, the terms and conditions of this Section 7.11 shall control and be binding. With respect to the foregoing provisions, the following shall apply to the extent that a court of competent jurisdiction would deem the laws of the State of Nevada to be applicable to this Article. By executing this Agreement, each Guarantor (a) to the fullest extent permitted by law, waives and relinquishes any defense based on any right of subrogation, reimbursement, contribution or indemnification or any other suretyship defenses it otherwise might or would have under Nevada law or other applicable law (including, to the extent permitted by Nevada Revised Statutes (“NRS”) 40.495, any defense or benefit that may be derived from the one-action rule under NRS 40.430 and any other statute or judicial decisions to require Collateral Agent to proceed against or exhaust any security held by Collateral Agent or any Lender at any time or to pursue any other remedy in Collateral Agent’s or any Lender’s power before proceeding against any Guarantor) and agrees that it will be fully liable under this Article VII even though the Collateral Agent may foreclose on the Collateral or otherwise enforce any of its rights and remedies under this Agreement, Security Documents or Mortgages, and even though Collateral Agent forecloses against the real property on which the Project is located or any portion thereof or the Collateral of any portion thereof; (b) waives any and all defenses now or hereafter arising or asserted by reason of Guarantor’s rights under NRS 104.3605, Guarantor specifically agreeing that such waiver shall constitute a waiver of discharge under NRS 104.3605(9); (c) waives the provisions of NRS 40.495(4) including, without limitation, the right to a fair market value hearing pursuant to NRS 40.495(4)(a) and the limitation on the money judgment set forth in NRS 40.495(4)(b); and (d) to the fullest extent permitted by law, agrees that such Guarantor will not assert any such defense in any action or proceeding which the Collateral Agent may commence to enforce this Article VII.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”), provided in no event shall any such event that occurs prior to the Closing Date constitute an Event of Default:

(a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof (including a Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise; provided that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(c) any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document or Credit Extension hereunder, or any representation, warranty, statement or information contained in any report, certificate, or financial statement furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; provided, that the inaccuracy of any representation or warranty contained only in the Disbursement Agreement or report, certificate, or financial statement delivered pursuant to the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such inaccuracy constitutes a Disbursement Agreement Event of Default;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.02(d), 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after receipt by the Borrower of written notice of such default from the Administrative Agent or the Required Lenders to Borrower; provided, that the failure to perform or comply with any such provision of the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such failure to perform or to comply constitutes a Disbursement Agreement Event of Default;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory purchase offer by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $25,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the net amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company (other than any Immaterial Subsidiary), or of a substantial part of the property of any Company (other than any Immaterial Subsidiary), under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company (other than any Immaterial Subsidiary) or for a substantial part of the property of any Company (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Company (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company (other than any Immaterial Subsidiary); (iv) make a general assignment for the benefit of creditors; (v) admit in writing its inability or fail generally to pay its debts as they become due; or (vi) except as expressly permitted by Section 6.05, wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount (to the extent not paid or covered by insurance) in excess of $15,000,000 shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed;

(j) one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect or in the imposition of a material Lien on any properties of a Company;

(k) (i) prior to the Opening Date, with respect to any portion of the Collateral with a fair market value in excess of $2,500,000 and (ii) after the Opening Date, with respect to any portion of the Collateral with a fair market value in excess of $7,500,000, any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document, taken as a whole (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise provided in this Agreement or in such Security Document and subject to Permitted Liens)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected (except as otherwise provided in any Loan Document) security interest in or Lien on the Collateral covered thereby; provided, that no Event of Default shall occur under this clause (k) if the Loan Parties cooperate with the Secured Parties to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) there shall have occurred a Change in Control;

(n) (i) the failure to obtain by the Opening Date any of the Gaming Approvals, Casino Licenses or Liquor Licenses necessary for the ownership, use or operation of any Gaming Facility or the Project, (ii) after the Opening Date, the filing of a disciplinary complaint by any Gaming Authority seeking a License Revocation with respect to any Gaming Approval, Casino License or Liquor License issued to or held by any Loan Party, provided, that such Loan Party shall have 90 days from the date of filing of such disciplinary complaint (or such longer period of time expressly permitted by any Gaming Authority not to exceed 180 days from the date of filing of the disciplinary complaint) to cure any issue or deficiency giving rise to the filing of such disciplinary complaint such that the complaint is ultimately dismissed or settled without a revocation, non-renewal, denial or suspension of any such Permit, (iii) after the Opening Date, the occurrence of a License Revocation that continues for 10 or more consecutive Business Days prohibiting gaming operations accounting for 10% or more of the consolidated gross revenues (calculated in accordance with GAAP) of the Loan Parties related to gaming operations, or (iv) after the Opening Date, any Loan Party or any of its operators, managers or agents cease to conduct gaming activities or operate any portion of the casino at any Gaming Facility for any reason whatsoever (other than temporary cessation in connection with alterations permitted hereunder or restoration following a Casualty Event) which cessation continues for five or more Business Days and accounts for 10% or more of the consolidated gross revenues (calculated in accordance with GAAP) of the Loan Parties related to gaming operations;

(o) any Permit or any material provision thereof shall be suspended, revoked, cancelled, terminated or materially and adversely modified or failed to be renewed or to be in full force and effect, if any such failure, violation, breach, suspension, revocation, cancellation, termination, modification or non-renewal, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; and

(p) the Opening Date has not occurred on or prior to September 30, 2014 (or solely in the event that the Borrower has exercised its Escrow Extension Option pursuant to Section 2.10(h) hereof, December 31, 2014);

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the written request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Tranche B Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to an event with respect to Borrower described in paragraph (g) or (h) above, the Tranche B Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding. In addition, following the occurrence of and during the continuance of an Event of Default hereunder, the Administrative Agent and the Collateral Agent shall take all such actions under the Loan Documents and/or with respect to the Collateral as the Required Lenders may direct.

SECTION 8.02 Rescission. If at any time after termination of the Tranche B Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrower, the termination of the Tranche B Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03 Application of Proceeds. Subject to the terms of any intercreditor agreement contemplated under Section 6.02(j) and (v), the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith and all amounts for which the Administrative Agent and Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

SECTION 8.04 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, in the event Borrower fails to comply with any Financial Performance Covenant with respect to a period of four consecutive fiscal quarters, then Borrower may elect to include the Net Cash Proceeds of any Equity Contribution made prior to the expiration of the tenth day after the date on which financial statements are required to be delivered with respect to the last fiscal quarter of such four fiscal quarter period in Consolidated EBITDA with respect to such applicable quarter (which Equity Contribution shall increase Consolidated EBITDA by the amount of such Net Cash Proceeds); provided that such Net Cash Proceeds (i) are actually received by Borrower (including through a capital contribution of such Net Cash Proceeds) no later than 15 days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) do not exceed the aggregate amount necessary for purposes of complying (by addition to Consolidated EBITDA) with such Financial Performance Covenant for such period. The parties hereby acknowledge and agree that notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 8.04(a) (and any Equity Contribution or the proceeds thereof) may not be relied on for purposes of calculating any financial ratios (other than as applicable to the Financial Performance Covenants for purposes of increasing Consolidated EBITDA as provided herein) or any available basket or thresholds under this Agreement and shall not increase Excess Cash Flow.

(b) The parties hereto agree that (i) in each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Equity Contribution is made, (ii) during the term of this Agreement, no more than four Equity Contributions related to this Section 8.04 will be made and (iii) if a Notice of Intent to Cure has been delivered, no remedies with respect to a Default or Event of Default relating to the Financial Performance Covenant that is to be cured may be exercised, unless such cure does not occur by the period required above.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01 Appointment and Authority. Each of the Lenders and each dealer counterparty under the Hedging Agreements hereby irrevocably appoints KeyCorp Real Estate Capital Markets, Inc., to act on its behalf as the Administrative Agent, the Collateral Agent and the Disbursement Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 9.06 and Section 9.10 which benefit, and may be enforced by, the Loan Parties) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, own equity interests in, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by such service provider.

SECTION 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06 Resignation/Removal of Agent. Each Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, so long as no Default has occurred and is continuing, with the consent of Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments and communications provided to be made by, to or through an Agent shall instead be made by or to each Lender directly (and any determinations to be made by the Collateral Agent shall instead by made by the Required Lenders), until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. The predecessor Agent shall pay to the successor the pro rata portion of any annual administration fee paid in advance by the Borrower for the portion of the year between the time of the successor Agent’s acceptance of its appointment as the Agent and the following anniversary date of this Agreement. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

In the event that any Agent is found in a final non-appealable judgment by a court of competent jurisdiction to have acted in bad faith or gross negligence in the administration of its duties under this Agreement, the Required Lenders shall have the right, so long as no Default has occurred and is continuing, with the consent of Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. Upon a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as otherwise provided herein). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. The predecessor Agent shall pay to the successor the pro rata portion of any annual administration fee paid in advance by the Borrower for the portion of the year between the time of the successor Agent’s acceptance of its appointment as the Agent and the following anniversary date of this Agreement. After the replacement of the Agent hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such replaced Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the replaced Agent was acting as Agent.

SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender or any of their related parties acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their related parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Sections 2.12 and 2.15 and without limiting any obligation of the Loan Parties to do so pursuant to such Sections) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.08; provided, however, that the Administrative Agent shall not have any right of set off with respect to amounts held in the Disbursement Agent Accounts, the Escrow Interest Reserve Account or the Escrow Account. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Bookrunner, Arranger, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, the Disbursement Agent or a Lender hereunder.

SECTION 9.10 Collateral Matters. The Lenders and the Agents irrevocably agree that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent and the Guarantees provided by the Loan Parties under any Loan Document shall be automatically terminated and released (i) upon payment in full of all Obligations (other than (x) Hedging Obligations not yet due and payable, (y) obligations under Treasury Services Agreements not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document (and the Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) to any person other than a Loan Party, (iii) subject to Section 10.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 7.09.

The Agents shall, upon the request of the Borrower, and is hereby irrevocably authorized by the Lenders to:

(i) release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(q), to the extent required by the terms of the obligations secured by such Liens;

(ii) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) (x) the grant of easements and covenants, conditions, restrictions and declarations and (y) subordination, non-disturbance and attornment agreements, in each case in favor of the ultimate purchasers, or tenants under leases or subleases of any portion of the Project, as applicable, in connection with the transactions contemplated by Sections 6.06(f), (l), (m) and (n); and

(iii) subordinate any Mortgage to any reciprocal easement agreements, covenants, conditions and restrictions and other similar rights reasonably acceptable to the Administrative Agent which are requested by the Loan Parties pursuant to the transactions contemplated by Sections 6.06(l), (m) and (n).

In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Security Documents or any such consents or subordination agreements or intercreditor agreements to effectuate the matters referenced above, in each case in accordance with the terms of the Loan Documents, Section 7.09 and this Section 9.10.

SECTION 9.11 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

SECTION 9.12 Inspection; the Construction Consultant.

(a) Exculpation. It is expressly understood and agreed that no Agent is under any duty to supervise or to inspect the work of construction, and that any such inspection by or on behalf of any Agent is for the sole purpose of protecting the interests of Agents and the Lenders with respect to the Mortgaged Property. Failure to inspect the work or any part thereof shall not constitute a waiver of any Agent’s rights hereunder. Inspection not followed by notice of Default shall not constitute a waiver of any Default then existing; nor shall it constitute an acknowledgment that there has been or will be compliance with the Plans and Specifications or applicable legal requirements or that the construction is free from defective materials or workmanship.

(b) Authority of Construction Consultant. Borrower acknowledges that (i) the Construction Consultant has been retained by Administrative Agent and Disbursement Agent to act as a consultant and only as a consultant to Administrative Agent and Disbursement Agent in connection with the construction of the Project, (ii) except as provided in the Loan Documents, the Construction Consultant shall in no event or under any circumstance have any power or authority to make any decision or to give any approval or consent or to do any other act or thing which is binding upon Administrative Agent and Disbursement Agent or the Lenders and any such purported decision, approval, consent, act or thing by the Construction Consultant on behalf of Administrative Agent and Disbursement Agent or the Lenders shall be void and of no force or effect, (iii) notwithstanding the recommendations of the Construction Consultant, Administrative Agent, Disbursement Agent and the Lenders reserve the right to make any and all decisions required to be made by Administrative Agent, Disbursement Agent or the Lenders under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Administrative Agent, Disbursement Agent or the Lenders under this Agreement and to accept or not accept any matter or thing required to be accepted by Administrative Agent, Disbursement Agent or the Lenders under this Agreement, without in any instance being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by the Construction Consultant to Administrative Agent, Disbursement Agent the Lenders or any other Person with respect thereto, and (iv) Administrative Agent, Disbursement Agent and the Lenders reserve the right in their sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by the Construction Consultant to Administrative Agent, Disbursement Agent, the Lenders or any other Person Borrower shall have no right to rely on the substance of any written reports by the Construction Consultant.

(c) Acceptance of Construction Documents. Any Agent’s receipt, review or acceptance of the Plans and Specifications, the Construction Contracts, the General Construction Agreement, subcontracts, bonds and other Material Agreements (including Administrative Agent’s acceptance of any modifications thereof and any Person providing work, labor or services pursuant thereto) shall not be deemed in any respect a representation or warranty, express or implied, that the Project will be structurally sound, have a value of any particular magnitude or otherwise satisfy a particular standard, and no Agent shall have any duty to inform Borrower of such Agent’s assessment of any such construction document.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to any Loan Party, to Borrower at:

Stockbridge/SBE Holdings, LLC

c/o Stockbridge Real Estate Partners II, LLC

4 Embarcadero Center, Suite 3300

San Francisco, CA 94111

Attention: Controller

Facsimile: (415) 658-3433

Email: controller@sbfund.com

with a copy to:

SBE Entertainment Group

8000 Beverly Blvd.

Los Angeles, CA 90048

Attention: General Counsel

Facsimile: (323) 655-8001

Email: randyw@sbe.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Thomas Patrick Dore, Jr., Esq.

Facsimile: (212) 701-5136

Email: dore@dpw.com

with a copy to:

Paul Hastings LLP

515 South Flower Street

Los Angeles, CA 90071

Attention: David Phelps, Esq.

Facsimile: (213) 693-6103

Email: davidphelps@paulhastings.com

(ii) if to the Administrative Agent or the Collateral Agent, to it at:

KeyCorp Real Estate Capital Markets, Inc. 11501 Outlook Street, Ste 300

Overland Park, Kansas 66211

Attn: Ed Pestano

Phone: (913) 317-4288

Fax: (216) 357-6373

Email: Edwin_Pestano@Keybank.com

with a copy to:

KeyBank National Association

127 Public Square

Cleveland, Ohio 41144

Attn: Bob Bowers

Phone: (216) 689-5089

Fax: (216) 689-5681

Email: Robert_Bowes@keybank.com

with a copy to:

Polsinelli Shughart PC

700 W. 47th Street, Suite 1000

Kansas City, Missouri

Attn: Kraig Korhing

Phone: (816) 360-4163

Fax: (816) 572-5163

Email: kkorhing@polsinelli.com

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at Edwin_Pestano@Keybank.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s bad faith, gross negligence or willful misconduct or breach of this Agreement.

(e) Public/Private. Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(a), (b), (c) and (d) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean Projections and other material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its subsidiaries and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c) and (e), neither this Agreement nor any other Loan Document (including the Escrow Agreement) nor the Intercreditor Agreement nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document (including the Escrow Agreement) or the Intercreditor Agreement, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document or the Intercreditor Agreement), the Disbursement Agent (in the case of the Disbursement Agreement) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Tranche B Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Tranche B Commitment of any Lender);

(ii) reduce the principal amount or premium, if any, of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that (A) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii) and (B) no consent of any other Person other than such Lender directly affected thereby shall be required in connection with such actions);

(iii) (A) change the scheduled final maturity of any Loan, or any scheduled date of payment (or permitted prepayment) of or the installment otherwise due on the principal amount of any Loan under Section 2.09, or (B) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), in each case, without the written consent of each Lender directly affected thereby (and no consent of any other Person shall be required);

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender (provided that a merger or consolidation that is otherwise permitted by the Loan Documents (regardless of which person is the survivor thereof) shall not be considered an assignment or delegation);

(vi) release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), or limit liability of all or substantially all the Guarantors in respect of their Guarantee, without the written consent of each Lender;

(vii) release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that Indebtedness incurred under Section 6.01(f) or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents) and Indebtedness under Section 6.01(f) may be secured on a first out or first priority basis to the Obligations;

(viii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), without the written consent of each Lender directly affected thereby; provided that modifications to Section 2.14(b), (c) or (d) or any other provision requiring pro rata payments or sharing of payments in connection with any amendment to this Agreement to add one or more additional credit facilities (including credit facilities which share ratably in such payments and any prepayment of the Obligations) to this Agreement (including by extensions of maturities of existing Loans), shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders;

(ix) change any provision of this Section 10.02(b) or (c), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for Indebtedness incurred under Section 6.01(f) or consented to by the Required Lenders);

(x) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) change or waive the application of prepayments of Loans of any Class set forth in Section 2.10(i) to the remaining scheduled amortization payments to be made thereon under Section 2.09, without the written consent of the Required Lenders; or

(xii) change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent.

Notwithstanding anything to the contrary herein, (i) any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are required by Gaming Authorities and (ii) such amendment shall become effective without any further consent of any other party to such Loan Document. Notwithstanding anything to the contrary herein, additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of pre-payments).

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument (including consents to assignments with third parties), to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties (including consents to assignments), or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law or to terminate any Control Agreements which are not required under the Security Documents and to enter into Control Agreements with respect to accounts created after the Closing Date, to the extent required under the Loan Documents.

(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

(e) Notwithstanding anything in this Section 10.02 to the contrary, (i) in connection with the incurrence by any Loan Party or any Subsidiary thereof of additional Indebtedness, including pursuant to Section 6.01(d), each of the Administrative Agent and the Collateral Agent agree to execute and deliver any amendments, amendments and restatements, re-statements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, including the entry into the intercreditor agreement referred to in Section 6.01(d), as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise and (ii) the Agents are authorized by the Lenders to enter into the agreements and instruments permitted under Section 6.06 and Section 9.10.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Disbursement Agent, the Construction Consultant, each Arranger and their respective Affiliates (including the reasonable fees, charges and disbursements of one counsel plus local counsel in each relevant jurisdiction for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03 and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Disbursement Agent or any Lender (provided that any such legal expenses shall be limited to the fees, disbursements and other charges of one counsel to all Secured Parties plus local counsel in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), the Disbursement Agent (and any sub-agent thereof), the Arranger, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all reasonable and documented, out-of-pocket losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel plus local counsel in each relevant jurisdiction for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from, or any Environmental Claim related in any way to any Mortgaged Property, or any liability under Environmental Law related in any way to any Loan Party, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (ii) from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, or (iii) to the extent arising from any claim, litigation, investigation or proceeding that is brought by an Indemnitee against any other Indemnitee. For the avoidance of doubt, this Section 10.03(b) shall not apply with respect to any Tax-related matter, except to the extent of any Taxes that represent losses, damages, etc. resulting from a non-Tax claim.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Disbursement Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Disbursement Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or the Disbursement Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Tranche B Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages incurred by a Loan

Party are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or material breach of any Loan Document by such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender (it being understood that a merger or consolidation that is otherwise permitted by the Loan Documents shall not constitute such an assignment or transfer) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except, (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.04 (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Tranche B Commitment and the Loans at the time owing to it); provided that except in the case of an assignment to a Lender, an Affiliate of the assigning Lender or an Approved Fund, any such assignment shall be subject to the following conditions:

(i) except in the case of any assignment made in connection with the primary syndication of the Tranche B Commitment and Loans by the Arranger made within 30 days of the Closing Date or in connection with the Disqualification of a Lender, (A) the consent (not to be unreasonably withheld or delayed) of the Administrative Agent shall be required and (B) the aggregate amount of the Tranche B Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Tranche B Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Tranche B Commitment assigned; and

(iii) the Lenders (other than the Arranger or any Affiliate thereof) party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except that simultaneous assignments by or to two or more Funds under common management shall require the payment of only a single processing and recordation fee), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(d) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Tranche B Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any person (other than a Competitor or a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Tranche B Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements and limitations of those Sections and Section 2.16) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a

Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. In addition, each Lender selling a participation to one or more Participants under this Section 10.4(e) shall, acting as a non-fiduciary agent of Borrower, keep a register, specifying the name and address of each Participant and each such Participant’s entitlement to payments of principal (and related interest amounts) with respect to such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary in connection with a Tax audit or other Tax proceeding to establish that any loans are in registered form for U.S. federal income tax purposes.

(f) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that the Participant’s right to a greater payment results from a Change in Law after the Participant became a Participant.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Tranche B Commitments have not expired or terminated. The provisions of Sections 2.12, 2.15, 9.10, 10.09, 10.10, and 10.12 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e., a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, no Lender shall have any right of set off with respect to amounts held in the Disbursement Agent Accounts, the Escrow Interest Reserve Account or the Escrow Account.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) pursuant to the order of any court or to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar compulsory legal process, (d) to the extent that such information is independently developed by the Administrative Agent or any Lender without use of any Information or any derivative thereof, (e) to the extent that such Information becomes publicly available other than by reason of disclosure by Administrative Agent and the Lenders, any of their affiliates or any of their representatives in breach of this agreement, (f) to any other party hereto, (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (I) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (other than any Competitor), (II) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations (other than any Competitor) or (III) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Borrower that is not to the knowledge of the Administrative Agent or such Lender subject to confidentiality obligations to Borrower or otherwise prohibited from furnishing or making available such information to the Administrative Agent or any Lender by a contract, legal or fiduciary obligation. For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.16 Waiver of Immunity. To the extent that Borrower or any of the other Loan Parties has, or hereafter may be entitled to claim or may acquire, for themselves, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to themselves, any Collateral or any other assets of the Loan Parties, Borrower and the other Loan Parties hereby waive such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable Requirements of Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.16 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 10.17 Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the U.S. To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Equity Interests in, any person organized under the laws of a jurisdiction outside the United States, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the person who issued the respective promissory notes or whose Equity Interests is pledged, under the Security Documents.

SECTION 10.18 Certain Matters Affecting Lenders.

(a) In the event that any Lender is a Disqualified Lender, the Administrative Agent shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) that agree to become a substitute lender and to assume the rights and obligations of the Disqualified Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender (if not a Lender or Affiliate or Affiliated Fund of a Lender) is an Eligible Assignee and subject to any other requirements of Gaming Authorities. The Substitute Lender shall assume the rights and obligations of the Disqualified Lender under this Agreement. In the event a Disqualified Lender is replaced by a Substitute Lender in accordance with this Section 10.18(a), Borrower and the Substitute Lender shall pay to the Disqualified Lender all amounts that would have been required to be paid pursuant to Section 2.16 had such Disqualified Lender been replaced in accordance with such provisions.

(b) Notwithstanding the provisions of subsection (a) of this Section 10.18, if any Lender becomes a Disqualified Lender, and if the Administrative Agent fails to find a Substitute Lender pursuant to subsection (a) of this Section 10.18 within any time period specified by the appropriate Gaming

Authority for the withdrawal of a Disqualified Lender (the “Withdrawal Period”), such Lender shall execute and deliver an Assignment and Acceptance with respect to the outstanding Loans of such Lender in favor of one or more Eligible Assignees that is not an Affiliate of such Lender, which Eligible Assignee shall be designated by Borrower with the Administrative Agent’s consent (which consent shall not be unreasonable withheld or delayed), for an amount equal to the then unpaid principal amount Loans of such Lender, plus any accrued and unpaid interest, fees and costs payable under this Agreement through the date of the Assignment and Acceptance. Alternatively, Borrower may immediately prepay in full the outstanding amount of all Loans of such Disqualified Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period, and any other amounts that would have been required to be paid to such Disqualified Lender pursuant to Section 2.16 had such Disqualified Lender been replaced in accordance with such provision, and all unfunded commitments of such Disqualified Lender shall expire and terminate upon such prepayment. This clause (b) shall supersede any provisions of Section 2.14 or 10.02.

(c) Upon the prepayment of all amounts owing to any Lender in accordance with this Section 10.18, such Disqualified Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Lender to indemnification hereunder shall survive as to such Lender.

(d) The interests, with respect to this Agreement, of any Disqualified Lender shall be subject to the regulatory jurisdiction of all Gaming Authorities.

SECTION 10.19 Gaming Authorities and Liquor Laws. Each party to this Agreement hereby acknowledges that the Loan Documents and consummation of the transactions contemplated by the Loan Documents are subject to applicable Gaming Laws. The Arrangers, the Agents and each Lender agree to cooperate with the Gaming Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Loan Parties and their Subsidiaries, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities or Liquor Authorities relating to the Arrangers, the Agents, any of the Lenders, any Loan Party, any Subsidiary of a Loan Party or the Loan Documents. Notwithstanding any other provision of this Agreement, the Borrower and each Loan Party hereby consent to any such cooperation and disclosure by the Arrangers, the Agents and each Lender to any such Gaming Authorities or Liquor Authorities and releases such parties from any liability for any such cooperation or disclosure. Once any of the Loan Parties is licensed by or registered with the Gaming Authorities, the rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Gaming Laws and Liquor Laws and if prior approval of any Gaming Authorities or Liquor Authorities is required therefor, such approval shall be obtained.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STOCKBRIDGE/SBE HOLDINGS, LLC, a Delaware limited liability company, as Borrower

BY: STOCKBRIDGE/SBE VOTECO COMPANY, LLC,
its manager

By:	/s/ Darren Drake
	Name:	Darren Drake
	Title:	Authorized Signatory

[Signature Page to First Lien Credit Agreement]

STOCKBRIDGE/SBE INVESTMENT COMPANY, LLC, a Delaware limited liability company, as a Guarantor

BY: STOCKBRIDGE/SBE VOTECO COMPANY, LLC,
its class A member

By:	/s/ Darren Drake
	Name:	Darren Drake
	Title:	Authorized Signatory

[Signature Page to First Lien Credit Agreement]

KEYCORP REAL ESTATE CAPITAL MARKETS, INC., as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Diane Haislip
	Name:	Diane Haislip
	Title:	Senior Vice President

[Signature Page to First Lien Credit Agreement]

J.P. MORGAN SECURITIES LLC, as Lead Arranger, Syndication Agent and Sole Bookrunning Manager

By:	/s/ Jack D. Smith
	Name:	Jack D. Smith
	Title:	Managing Director

[Signature Page to First Lien Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Donald Shokrian
	Name:	Donald Shokrian
	Title:	Managing Director

[Signature Page to First Lien Credit Agreement]

UNION GAMING ADVISORS, LLC, as Documentation Agent

By:	/s/ Richard P. Moriarty
Name:	Richard P. Moriarty
Title:	CEO

[Signature Page to First Lien Credit Agreement]

Exhibits and Schedules Omitted